Exhibit 10.1

Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LKQ CORPORATION,
PIRATE MERGER SUB LLC,
KPGW HOLDING COMPANY, LLC,
CERTAIN EQUITYHOLDERS OF
KPGW HOLDING COMPANY, LLC,
KOHLBERG TE INVESTORS VI, L.P.,
AND
THE REPRESENTATIVE REFERRED TO HEREIN
Dated as of February 26, 2016

1

TABLE OF CONTENTS
Page

1.	DEFINITIONS	1
1.1.	Certain Definitions	6
1.2.	Rules of Construction.	17

2.	PURCHASE AND SALE OF PURCHASED SECURITIES; THE MERGER	18
2.1.	Purchase and Sale of the Purchased Securities	18
2.2.	Effect of the Merger	18
2.3.	Closing; Effective Time	18
2.4.	Limited Liability Company Agreement	19
2.5.	Consent to Transactions	19
2.6.	Tax Treatment	19

3.	EFFECTS ON COMPANY CLASS A UNITS AND COMPANY UNIT OPTIONS; PURCHASE PRICE	20
3.1.	Effect on Company Class A Units	20
3.2.	Effect on Company Unit Options	20
3.3.	Company Option Plan	21
3.4.	Payments at Closing	21
3.5.	No Further Transfers	22
3.6.	Closing Estimates	22
3.7.	Post-Closing Adjustment Determination	23
3.8.	Adjustments to Purchase Price	24
3.9.	Tax Witholding	26

i

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	27
4.1.	Organization, Power, Standing and Authority	27
4.2.	Capitalization	27
4.3.	Non-Contravention, etc	29
4.4.	Licenses, Permits, Compliance with Laws, etc	29
4.5.	Governmental Consents and Approvals	30
4.6.	Financial Statements, etc	30
4.7.	Assets	32
4.8.	Real Property	33
4.9.	Intellectual Property Rights	34
4.10.	Contracts	36
4.11.	Change in Condition	38
4.12.	Insurance	38
4.13.	Tax Matters	39
4.14.	Employee Benefit Plans	41
4.15.	Litigation	43
4.16.	Environmental Matters	43
4.17.	Labor Relations	44
4.18.	Affiliate Transactions	45
4.19.	Customer and Suppliers	45
4.20.	Product Warranty	45
4.21.	Financial Advisory, Finder's or Broker's Fees	45

5.	REPRESENTATIONS AND WARRANTIES RELATED TO BLOCKER	46
5.1.	Organization, Power and Standing of Blocker	46
5.2.	Capitalization	46
5.3.	No Conflict; Consents	46
5.4.	Assets, Liabilities, Activities	46
5.5.	Financial Statements, etc	47
5.6.	Taxes	47
5.7.	Ownership of Units	48

6.	REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLER	48
6.1.	Organization, Power and Standing of Blocker Seller	48
6.2.	Authorization and Enforceability	48
6.3.	Non-Contravention, etc	49
6.4.	Ownership and Transfer of the Purchased Securities	49
6.5.	Litigation	49
6.6.	Financial Advisory, Finder's or Broker's Fees	49

7.	REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER PARTIES	49
7.1.	Organization, Power and Standing of Seller	49
7.2.	Authorization and Enforceability	49
7.3.	Non-Contravention, etc	50
7.4.	Governmental Consents and Approvals	50
7.5.	Ownership Units	50
7.6.	Litigation	50
7.7.	Financial Advisory, Finder's or Broker's Fees	50

8.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	50
8.1.	Corporate Matters	50
8.2.	Governmental Consents and Approvals	51
8.3.	Sufficiency of Funds	51
8.4.	Litigation	51
8.5.	Brokers, etc	52
8.6.	Accuracy of Certain Other Statements	52

9.	CERTAIN AGREEMENTS OF THE PARTIES	52
9.1.	Conduct of Business	52
9.2.	Preparation for Closing	55
9.3.	Employees	57
9.4.	Access Prior to Closing	58
9.5.	Access After Closing	59
9.6.	Indemnification of Managers, Directors, Officers and Employees	60
9.7.	Exclusivity	61
9.8.	Waiver of Conflicts; Privilege	61
9.9.	Confidentiality	62
9.10.	Restrictive Covenants	62
9.11.	Release	65
9.12.	Certain Notices; Information	66
9.13.	Termination of Affiliate Agreements	67
9.14.	Conduct of Blocker	67

10.	CONDITIONS TO THE OBLIGATION TO CLOSE OF PARENT AND MERGER SUB	68
10.1.	Representations, Warranties and Covenants	68
10.2.	Governmental Authorization; Litigation	68
10.3.	FIRPTA Statement	69
10.4.	Escrow Agreement	69
10.5.	Payoff Letter and Lien Releases	69
10.6.	Third Party Consents	69

11.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY AND BLOCKER SELLER	69
11.1.	Representations, Warranties and Covenants	69
11.2.	Governmental Authorization; Litigation	69
11.3.	Escrow Agreement	70

12.	NONSURVIVAL; TAX MATTERS; REPRESENTATIVE	70
12.1.	Nonsurvival	70
12.2.	Tax Matters	70
12.3.	Representative	72

13.	CONSENT TO JURISDICTION; JURY TRIAL WAIVER; ATTORNEYS' FEES	77
13.1.	Consent to Jurisdiction	77
13.2.	WAIVER OF JURY TRIAL	77
13.3.	Attorneys' Fees and Expenses	77

14.	TERMINATION	78
14.1.	Termination	78
14.2.	Effect of Termination	79

15.	MISCELLANEOUS	79
15.1.	Entire Agreement; Waivers	79
15.2.	Amendment or Modification	79
15.3.	Severability	79
15.4.	Successors and Assigns	79
15.5.	Notices	80
15.6.	Public Announcements	82
15.7.	Headings	83
15.8.	Disclosure	83
15.9.	Counterparts	83
15.10.	Governing Law	83
15.11.	Specific Performance	84
15.12.	No Third-Party Beneficiaries; No Recourse Against Third Parties	84
15.13.	Negotiation of Agreement; Expenses	85
15.14.	Acknowledgement	86

v

EXHIBITS

Exhibit A	Working Capital Calculation
Exhibit B	Escrow Agreement
Exhibit C	Limited Liability Company Agreement of Surviving Entity

SCHEDULES

Schedule I	Equityholder Parties
Schedule 4.2.1	Capitalization
Schedule 4.2.2	Contractual Obligations Affecting Company Class A Units
Schedule 4.2.3	Company Optionholders
Schedule 4.2.4	Company Subsidiaries
Schedule 4.2.5	Company Joint Ventures
Schedule 4.2.6	Debt
Schedule 4.3	Non-Contravention
Schedule 4.4	Licenses and Permits
Schedule 4.6.1	Financial Statements
Schedule 4.6.3	Internal Controls
Schedule 4.6.7	CapEx Projection
Schedule 4.7.1	Title to Assets
Schedule 4.7.2	Sufficiency of Assets
Schedule 4.8.1	Furniture/Fixtures/Equipment/Inventory
Schedule 4.8.2(a)	Owned Real Property
Schedule 4.8.2(b)	Title to Owned Real Property
Schedule 4.8.3	Leases
Schedule 4.8.3.2	Leases – Material Breach
Schedule 4.8.4	Rights of First Refusal
Schedule 4.8.5	Capitalized Leases
Schedule 4.9.1(a)	Owned Intellectual Property
Schedule 4.9.1(b)	Owned Intellectual Property
Schedule 4.9.1(c)	Owned Intellectual Property
Schedule 4.9.2	Right to Use Intellectual Property
Schedule 4.9.5	No Infringement of Intellectual Property
Schedule 4.10	Material Contracts
Schedule 4.11	Change in Condition
Schedule 4.12	Insurance Policies
Schedule 4.13	Tax Matters
Schedule 4.14.1	Employee Benefit Plans
Schedule 4.14.2	Defined Benefit Pension Plans
Schedule 4.14.2.5	Controlled Group Member Withdrawal

Schedule 4.14.3	Company Plan Qualifications and Administration; Certain Taxes and Penalties
Schedule 4.14.4	Contributions and Claims and Premiums Paid
Schedule 4.14.5	Retiree Benefits; Certain Welfare Plans
Schedule 4.14.6	Change in Control Payments
Schedule 4.15	Litigation
Schedule 4.16	Environmental Matters
Schedule 4.17	Labor Relations
Schedule 4.18	Affiliate Transactions
Schedule 4.19	Customers and Suppliers
Schedule 5.2.1	Capitalization of Blocker
Schedule 5.2.2	Contractual Obligations of Blocker
Schedule 5.3	Conflicts and Consents
Schedule 5.4	Assets and Liabilities of Blocker
Schedule 5.5	Blocker Financial Statements
Schedule 5.6	Taxes
Schedule 9.1	Conduct of Business Exceptions
Schedule 9.2.2	Consents
Schedule 9.10.2	Non-Solicitation
Schedule 9.14	Conduct of Blocker Exceptions
Schedule 10.6	Customer Consents

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of the 26th day of February, 2016 by and among (i) LKQ Corporation, a Delaware corporation (“Parent”), (ii) Pirate Merger Sub LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), (iii) KPGW Holding Company, LLC, a Delaware limited liability company (the “Company”), (iv) solely for purposes of the Specified Equityholder Sections (as herein defined), the members of the Company signatory to this Agreement and listed on Schedule I hereto (the “Equityholder Parties”) and Kohlberg TE Investors VI, L.P., a Delaware limited partnership (“Blocker Seller” and, collectively with the Equityholder Parties, “Sellers”), and (v) solely in its capacity as the Representative hereunder, Project Pirate Representative, LLC, a Delaware limited liability company.
RECITALS
WHEREAS, Blocker Seller is the owner of all of the issued and outstanding capital stock (the “Purchased Securities”) of KPGW TE Acquisition Corporation, a Delaware corporation (“Blocker”), and Blocker is the holder of all of the Company Class A-2 Units;
WHEREAS, Blocker and the holders of the Company Class A-1 Units (together with Blocker, each a “Company Member”, and collectively, the “Company Members”) collectively own all of the issued and outstanding limited liability company interests in the Company;
WHEREAS, Merger Sub is a direct wholly-owned subsidiary of Pirate MezzCo LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“MezzCo”);
WHEREAS, this Agreement contemplates a transaction whereby Parent and MezzCo would together acquire directly (and indirectly through the acquisition of Blocker) all of the limited liability company interests in the Company by means of (i) a purchase by Parent from Blocker Seller of the Purchased Securities and (ii) immediately following such purchase and sale of the Purchased Securities, a merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”); and
WHEREAS, Parent, Merger Sub, Sellers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions and also to prescribe various conditions to the Merger and the other Transactions.
NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Parent, Merger Sub, Sellers and the Company hereby agree as follows:
AGREEMENT

1.	DEFINITIONS. The following terms are defined elsewhere in this Agreement in the Sections identified below:

Term	Definition
“AAA”	Section 3.7.2
“Accounting Principles”	Section 1.1.1
“Action”	Section 1.1.2
“Adjustment Escrow Account”	Section 1.1.3
“Adjustment Escrow Amount”	Section 1.1.4
“Affiliate”	Section 1.1.5
“Affiliated Group”	Section 1.1.6
“Agreement”	Preamble
“Allocation”	Section 12.2.7
“Appraisal”	Section 12.2.7
“Appraiser”	Section 12.2.7
“Arbitration Rules”	Section 3.7.2
“Arbitrator”	Section 3.7.2
“Assets”	Section 4.7.1
“Base Purchase Price”	Section 1.1.7
“Blocker”	Recitals
“Blocker Adjustment”	Section 1.1.8
“Blocker Adjustment Deficit Amount”	Section 3.8.5
“Blocker Adjustment Increase Amount	Section 3.8.4
“Blocker Cash”	Section 1.1.9
“Blocker Financial Statements”	Section 5.5
“Blocker Schedules”	Section 5
“Blocker Seller”	Preamble
“Board of Managers”	Section 3.3
“Business”	Section 1.1.10
“Business Day”	Section 1.1.11
“Canadian Competition Act”	Section 1.1.12
“Cash”	Section 1.1.13
“Certificate of Merger”	Section 2.3.2
“Claims”	Section 9.11
“Closing”	Section 2.3.1
“Closing Cash”	Section 3.7.1
“Closing Date”	Section 2.3.1
“Closing Debt”	Section 3.7.1
“Closing Statement”	Section 3.7.1
“Closing Working Capital Amount”	Section 3.7.1
“Code”	Section 1.1.14
“Company”	Preamble

Term	Definition
“Company Cash Amount”	Section 1.1.15
“Company Class A Units”	Section 1.1.16
“Company Class A-1 Units”	Section 1.1.17
“Company Class A-2 Units”	Section 1.1.18
“Company Employee”	Section 9.3.1
“Company Joint Venture”	Section 1.1.19
“Company Member” or “Company Members”	Recitals
“Company Option Plan”	Section 1.1.20
“Company Optionholder”	Section 1.1.21
“Company Plan”	Section 1.1.22
“Company Schedules”	Section 4
“Company Software”	Section 4.9.4
“Company Subsidiary”	Section 1.1.23
“Company Unit Option”	Section 1.1.24
“Competition Act Approval”	Section 1.1.25
“Competition Act Filing”	Section 9.2.1.1
“Confidential Information”	Section 9.10.1
“Confidentiality Agreement”	Section 9.4.2
“Contract” or “Contracts”	Section 4.10
“Contractual Obligation”	Section 1.1.26
“Controlled Group Members”	Section 4.14.2
“D&O Indemnified Persons”	Section 9.6.1
“Debt”	Section 1.1.27
“Deficit Amount”	Section 3.8.2
“Dispute Notice”	Section 3.7.1
“Distribution”	Section 1.1.28
“DLLCA”	Section 2.2.1
“Effective Time”	Section 2.3.2
“Employee Plan”	Section 1.1.29
“Enforceable”	Section 1.1.30
“Environmental Law”	Section 1.1.31
“Equity Interest”	Section 1.1.32
“Equityholder Parties”	Preamble
“Equityholders”	Section 1.1.33
“ERISA”	Section 1.1.34
“Escrow Agent”	Section 1.1.35
“Escrow Agreement”	Section 1.1.36
“Estimated Blocker Adjustment”	Section 3.6
“Estimated Closing Statement”	Section 3.6
“Estimated Total Equity Value”	Section 3.6
“Excess Deficit Amount”	Section 3.8.2

Term	Definition
“Final Transaction Expenses”	Section 3.7.1
“Financial Statements”	Section 4.6.1.2
“Fully-Diluted Unit Number”	Section 1.1.37
“GAAP”	Section 1.1.38
“Governmental Authority”	Section 1.1.39
“Governmental Order”	Section 1.1.40
“Guarantee”	Section 1.1.41
“Hazardous Substance”	Section 1.1.42
“HSR Act”	Section 1.1.43
“I&S TSA Cash”	Section 1.1.13
“Increase Amount”	Section 3.8.1
“Insurance Policies”	Section 4.12
“Intellectual Property”	Section 1.1.44
“Interim Financials”	Section 4.6.1.2
“IRS”	Section 4.13.4
“Knowledge of the Company”	Section 1.1.45
“Kohlberg Sellers”	Section 1.1.46
“Leased Real Property”	Section 4.8.1
“Lease” or “Leases”	Section 4.8.3
“Legal Requirement”	Section 1.1.47
“Liability”	Section 1.1.48
“Lien”	Section 1.1.49
“LLC Agreement”	Section 1.1.50
“Material Adverse Effect”	Section 1.1.51
“Merger”	Recitals
“Merger Sub”	Preamble
“MezzCo”	Recitals
“Nonparty Affiliates”	Section 15.12.3
“Nonparty Parent Affiliate”	Section 15.12.3
“Nonparty Seller Affiliate”	Section 15.12.2
“Off-the-Shelf Software”	Section 1.1.52
“Organizational Documents”	Section 1.1.53
“Owned Real Property”	Section 4.8.2
“Parent”	Preamble
“Parent Related Parties”	Section 9.8
“Pension Plan”	Section 1.1.29
“Per Unit Closing Merger Consideration”	Section 1.1.54
“Per Unit Portion”	Section 1.1.55
“Person”	Section 1.1.56
“Pre-Closing Representation”	Section 9.8
“Pre-Closing Tax Period”	Section 1.1.57

Term	Definition
“Prior Company Counsel”	Section 9.8
“Pro Rata Share”	Section 1.1.58
“Public Software”	Section 1.1.59
“Purchased Securities”	Recitals
“Real Property”	Section 4.8.6
“Registered Intellectual Property”	Section 4.9.1
“Released Parties”	Section 9.11
“Releasing Parties”	Section 9.11
“Representative”	Section 1.1.60
“Representative Expense Fund”	Section 1.1.61
“Representative Expenses”	Section 1.1.62
“Restricted Business”	Section 9.10.3
“Revolving Credit Agreement”	Section 1.1.63
“Schedules”	Section 5
“Seller Parties’ Pre-Closing Confidential Communications”	Section 9.8
“Seller Related Parties”	Section 9.8
“Sellers”	Preamble
“Severance Plan”	Section 4.14.1
“Software”	Section 1.1.64
“Specified Equityholder Sections”	Section 1.1.65
“Straddle Period”	Section 1.1.66
“Subsidiary”	Section 1.1.67
“Surviving Entity”	Section 2.2.1
“Tax”	Section 1.1.68
“Tax Authority”	Section 1.1.69
“Tax Matter”	Section 1.1.70
“Tax Return”	Section 1.1.71
“Term Credit Agreement”	Section 1.1.72
“Total Consideration”	Section 3.8
“Total Equity Value”	Section 1.1.73
“Transaction Expenses”	Section 1.1.74
“Transactions”	Section 1.1.75
“Welfare Plan”	Section 1.1.29
“Working Capital”	Section 1.1.76
“Working Capital Amount”	Section 1.1.77
“Working Capital Target”	Section 1.1.78
“Year End Financials”	Section 4.6.1.1

1.1.    Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

1.1.1.    “Accounting Principles” means the accounting principles, methodologies, procedures and policies followed in the calculation of the Working Capital Target set forth in Exhibit A and in the preparation of the underlying consolidated financial statements of the Company on which such calculations are based, and with respect to the eleven adjustments set forth on Exhibit A whether or not in accordance with GAAP.
1.1.2.    “Action” means any action, suit or proceeding, whether civil, criminal or administrative, that is brought by or before any Governmental Authority or before any arbitrator of competent jurisdiction.
1.1.3.    “Adjustment Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Amount and any interest or earnings accrued thereon or in respect thereof.
1.1.4.    “Adjustment Escrow Amount” means $6,000,000.
1.1.5.    “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
1.1.6.    “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
1.1.7.    “Base Purchase Price” means an amount equal to $635,000,000.
1.1.8.    “Blocker Adjustment” means (a) the amount of Blocker Cash as of the Effective Time minus (b) the amount of all current Tax liabilities of Blocker as of the end of the day on the Closing Date plus (c) the amount of all current Tax assets (including Tax refunds, whether through carrybacks of Tax losses or other attributes, or otherwise) of Blocker as of the end of the day on the Closing Date, in the case of each of clause (b) and (c), as determined in accordance with the Blocker’s historic tax reporting procedures and in consultation with Blocker’s tax preparer.
1.1.9.    “Blocker Cash” means the aggregate amount of all cash and cash equivalents of Blocker, in each case, determined in accordance with GAAP.
1.1.10.    “Business” means the business of the Company and each Company Subsidiary as conducted during the periods covered by the Financial

Statements or as of the date hereof (excluding the insurance and services business sold to Claims Services Group, Inc. on July 29, 2014).
1.1.11.    “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are required or authorized to close in the City of New York, New York.
1.1.12.    “Canadian Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder.
1.1.13.    “Cash” means the aggregate amount of all cash and cash equivalents of the Company and the Company Subsidiaries, in each case, determined in accordance with GAAP and calculated on a consolidated basis using the same policies, principles and methodology used in connection with the preparation of the Financial Statements. For the avoidance of doubt, Cash (i) includes checks, wire transfers and drafts deposited for the accounts of the Company and the Company Subsidiaries but not yet cleared on the date of determination, but only to the extent that the accounts receivable with respect to such checks, wires and drafts have been reduced and are not reflected as a current asset in the calculation of the Working Capital Amount, (ii) excludes cash deposits made by the Company or any Company Subsidiary to third parties to secure obligations to such third parties, (iii) will not be decreased by the amount of outstanding and uncleared checks issued by the Company and the Company Subsidiaries as of the date of determination, provided the accounts payable with respect to such uncleared checks have not been reduced and are reflected as a current liability in the calculation of the Working Capital Amount, and (iv) will include all cash held pursuant to the provision of ongoing transition services in connection with the July 29, 2014 disposition of the former insurance and services division of the Company and its subsidiaries (the “I&S TSA Cash”).
1.1.14.    “Code” means the Internal Revenue Code of 1986, as amended.
1.1.15.    “Company Cash Amount” means the amount of Cash as of the close of business on the Business Day immediately prior to the Closing Date less the amount of any such Cash used by the Company and the Company Subsidiaries to repay Debt or pay Transaction Expenses or used by the Company to pay a dividend or make any other distribution in respect of the Company Class A Units, in any such case, on the Closing Date prior to the Closing.
1.1.16.    “Company Class A Units” means the issued and outstanding Company Class A-1 Units and Company Class A-2 Units.
1.1.17.    “Company Class A-1 Units” means the issued and outstanding Class A-1 Units of membership interest in the Company (all of which are held by the Company Members other than Blocker).

1.1.18.    “Company Class A-2 Units” means the issued and outstanding Class A-2 Units of membership interest in the Company (all of which are held by Blocker).
1.1.19.    “Company Joint Venture” means each of Belletech Corporation, Cristal Laminado O Templado S.A. de C.V., and Shandong PGW Jinjing Automotive Glass Co.
1.1.20.    “Company Option Plan” means the KPGW Holding Company, LLC Amended and Restated Executive Unit Incentive Plan, as amended and in effect from time to time.
1.1.21.    “Company Optionholder” means each Person who holds a Company Unit Option.
1.1.22.    “Company Plan” means any Employee Plan which is sponsored, maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of employees or former employees.
1.1.23.    “Company Subsidiary” means a Subsidiary of the Company.
1.1.24.    “Company Unit Option” means any outstanding “Plan Unit” granted under and as defined in the Company Option Plan.
1.1.25.    “Competition Act Approval” means (i) the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Canadian Competition Act in respect of the Transactions; or (ii) the relevant waiting period in Section 123 of the Canadian Competition Act shall have expired, been terminated or waived pursuant to section 113 of the Canadian Competition Act, and the Commissioner shall have advised Parent, in writing, that he does not, at that time, intend to make an application under section 92 in respect of the Transactions.
1.1.26.    “Contractual Obligation” means, with respect to any Person, any contract, agreement (written or oral), deed, mortgage, lease, license, indenture, note, bond, loan or other document or instrument to which or by which such Person is legally bound (including any document or instrument evidencing any indebtedness but excluding (i) any sales or purchase orders entered into in the ordinary course of business consistent with past practices (other than purchase orders with suppliers involving remaining purchase commitments in excess of $2,500,000), (ii) the Organizational Documents of such Person and (iii) any Company Plan).
1.1.27.    “Debt” means, with respect to any Person, without duplication, all liabilities (including all liabilities in respect of principal, accrued interest, prepayment premiums, make-wholes, penalties, breakage costs, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, or similar instruments, (iii) for the deferred purchase price of assets, property, goods or services (other than trade payables, accruals or similar liabilities incurred in the ordinary course of business), (iv) under leases that are or should be capitalized in accordance with GAAP, (v) for due and payable reimbursement obligations under drawn standby letters of credit, bankers acceptances or similar instruments or facilities, (vi) under any interest rate, currency or other hedging agreements, to the extent payable if terminated, (vii) currently due to Solera Holdings, Inc. or any of its Affiliates in respect of I&S TSA Cash, (viii) all earned and unpaid bonus or similar incentive compensation (together with all employment taxes thereon payable by the Company or any Company Subsidiary, but excluding, for the avoidance of doubt, any amounts included in Working Capital or Transaction Expenses), and (ix) in the nature of Guarantees of the obligations described in clauses (i) through (viii) above of any other Person. Notwithstanding the foregoing, Debt does not include (x) any intercompany obligations between or among the Company or the Company Subsidiaries or (y) any liabilities related to pension or other post-employment benefits of the Company or the Company Subsidiaries.
1.1.28.    “Distribution” means, with respect to the capital stock of, membership interests of, partnership interests of or beneficial interests in any Person, (i) the declaration or payment of any dividend on or in respect of any shares or units of any class of such capital stock, membership interests, partnership interests or beneficial interests; (ii) the purchase, redemption or other retirement of any shares or units of any class of such capital stock, membership interests, partnership interests or beneficial interests, directly, or indirectly through a Subsidiary or otherwise; and (iii) any other distribution on or in respect of any shares or units of any class of such capital stock, membership interests, partnership interests or beneficial interests.
1.1.29.    “Employee Plan” means any (i) welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”); (iii) stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, vacation, severance or retention plan.
1.1.30.    “Enforceable” means, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).
1.1.31.    “Environmental Law” means any Legal Requirement regulating, imposing liability for, or establishing standards of conduct for pollution, the protection of the environment or natural resources, the protection of human health or safety in relation to exposure to Hazardous Substances, or emissions, discharges, releases, treatment, storage, disposal, arrangement for disposal, transportation, or handling of, or exposure to, any Hazardous Substances.
1.1.32.    “Equity Interest” means, with respect to any Person, (a) any capital stock, partnership interest or membership interest or beneficial interest in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other security or Contractual Obligation or Company Plan that would entitle any other Person to directly or indirectly acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
1.1.33.     “Equityholders” means the Company Optionholders and the Company Members.
1.1.34.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.1.35.    “Escrow Agent” means Citibank, N.A. or another major commercial bank reasonably acceptable to Parent and the Company.
1.1.36.    “Escrow Agreement” means an escrow agreement in substantially the form of Exhibit B hereto.
1.1.37.    “Fully-Diluted Unit Number” means the total number of issued and outstanding Company Class A Units as of the Effective Time assuming the exercise in full of all Company Unit Options outstanding and exercisable at such time (after giving effect to any acceleration as a result of the Merger), including all Company Class A-2 Units held by Blocker.
1.1.38.    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.
1.1.39.    “Governmental Authority” means any domestic or foreign, federal, state or local government or governmental authority, department, bureau, agency or official, including any political subdivision thereof, or any court of competent jurisdiction.
1.1.40.    “Governmental Order” means any ruling, award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.
1.1.41.    “Guarantee” means (i) any guarantee of the payment or performance of any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any Contractual Obligation of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, or (C) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or joint venture.
1.1.42.    “Hazardous Substance” means any chemical, pollutant, or contaminant, any toxic, dangerous, radioactive, or hazardous (or words of similar import) material, substance or waste, whether solid, liquid or gas, or any solid waste, that is regulated, defined, characterized, designated, or for which standards of care are established, under Environmental Law, including petroleum, petroleum-containing products, and asbestos in any form.
1.1.43.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
1.1.44.    “Intellectual Property” means all domestic and foreign (i) patents and patent applications and any provisionals, continuations, divisionals, continuations-in-part, re-examinations, renewals or reissues of the foregoing; (ii) trade names, trademarks, service marks, brand names, logos, slogans, trade dress, or internet domain names, together with all registrations and applications relating thereto; (iii) copyrights, together with all registrations and applications relating thereto; (iv) trade secrets, know-how and other proprietary confidential information; and (v) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).
1.1.45.     “Knowledge of the Company” (and similar formulations) means the actual knowledge after reasonable investigation of James Wiggins, Jeffrey Gronbeck, Joseph Stas, Gerald Postlethwaite, John Yarowenko, or Fahmy Mechael; provided, that if the phrase “actual Knowledge” is used in this Agreement, the text “after reasonable investigation” appearing above shall be disregarded for such purposes.
1.1.46.    “Kohlberg Sellers” means Kohlberg TE Investors VI, L.P., Kohlberg Investors VI, L.P., Kohlberg Partners VI, L.P., and KOCO Investors VI, L.P.
1.1.47.    “Legal Requirement” means any domestic or foreign, federal, state or local constitution, treaty, statute, law, ordinance, code, duty, common law doctrine, rule or regulation, or any Governmental Order, or any license, consent, approval, permit or similar right granted by any Governmental Authority under any of the foregoing.
1.1.48.    “Liability” means any liability or other similar obligation (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, determined or determinable, accrued or unaccrued, liquidated or unliquidated).

1.1.49.    “Lien” means any mortgage, pledge, lien, security interest, attachment, claim, deed of trust, title defect, easement, right of way, covenants, encroachments, servitude or other similar encumbrance; provided, however, that the term “Lien” will not include (i) liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith as previously disclosed to Parent; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the Business in the manner in which it is currently used; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations; (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens; (vi) solely for purposes of Section 4.9.1, Intellectual Property licenses; or (vii) restrictions on transfer of securities imposed by applicable state and federal securities laws.
1.1.50.    “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 1, 2009 by and among the Company and the Company Members party thereto, as amended.
1.1.51.    “Material Adverse Effect” means any change, event, fact, circumstance, development, effect or occurrence that has or would reasonably be expected to (a) prevent, or materially impede, the ability of the Company or any Seller to perform its obligations under this Agreement or to consummate the Transactions; or (b) be materially adverse to the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” will not include or take into account any change, event, fact, circumstance, development, effect or occurrence caused by (i) changes or proposed changes after the date hereof in Legal Requirements or interpretations thereof by courts or other Governmental Authorities, (ii) changes or proposed changes after the date hereof in GAAP, (iii) actions or omissions of the Company or any Company Subsidiary taken with the consent of Parent or Merger Sub or actions or omissions of the Company or any Company Subsidiary required or expressly contemplated by this Agreement (other than compliance with the obligation to operate in the ordinary course of business), (iv) general economic conditions, including changes in the credit, debt, financial, capital, currency, insurance or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (v) events or conditions generally affecting the industries in which the Company or any Company Subsidiary operates, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) the announcement, pendency or consummation of this Agreement or the Transactions or the identity of Merger Sub or Parent in connection with the Transactions and the impact of any of the foregoing on relationships with customers, suppliers or employees (provided, that this clause (viii) shall be disregarded for purposes of determining whether a breach of a representation or warranty contained in Sections 4.3, 5.3, 6.3, or 7.3 or any other representation and warranty relating to required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon the entering into this Agreement or the consummation of the Transactions has had or would reasonably be expected to have a Material Adverse Effect), (ix) the failure by the Company or any Company Subsidiary to take any action that is prohibited by this Agreement, (x) any change or prospective change in the Company’s or any Company Subsidiary’s credit ratings, or (xi) any failure to meet any internal projections, forecasts, guidance, estimates, milestones, budgets or internal financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that (A) the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries in which they operate and (B) clauses (x) and (xi) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
1.1.52.    “Off-the-Shelf Software” means software obtained from a third party (i) on standard terms that continue to be widely available, (ii) that is not distributed with or incorporated in any product of the Company or a Company Subsidiary, and (iii) was licensed for fixed payments that are expected to be less than $250,000 in fiscal 2016 and less than $1,000,000 over the remaining term.
1.1.53.     “Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization of such Person and any limited liability company, operating or partnership agreement, By-laws or similar documents or agreements relating to the legal organization of such Person.
1.1.54.    “Per Unit Closing Merger Consideration” means, without rounding, (i) the sum of (A) Estimated Total Equity Value plus (B) the aggregate exercise price of all Company Unit Options outstanding and exercisable (after giving effect to any acceleration as a result of the Merger) as of the Effective Time divided by (ii) the Fully-Diluted Unit Number.
1.1.55.    “Per Unit Portion” means, without rounding, (i) one (1) divided by (ii) the Fully-Diluted Unit Number.

1.1.56.    “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, or other entity including any Governmental Authority.
1.1.57.    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.
1.1.58.    “Pro Rata Share” means, with respect to each Equityholder and Blocker Seller, subject to Section 3.8.2, a percentage expressed as a fraction, the numerator of which is the number of Company Class A Units held by such Equityholder as of the Effective Time assuming the exercise in full of all Company Unit Options outstanding and exercisable at such time (after giving effect to any acceleration as a result of the Merger) and the denominator of which is the Fully-Diluted Unit Number. For all purposes of this Agreement, (a) the “Pro Rata Share” of Blocker Seller shall be calculated as if Blocker Seller directly owned of record all of the Company Class A-2 Units held by Blocker at the time of determination, (b) the Pro Rata Share of Blocker shall be zero and (c) any payments to be made to, or obligations with respect to, Blocker’s Pro Rata Share shall be paid to or be an obligation of Blocker Seller, as applicable.
1.1.59.    “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software or under similar licensing or distribution models, or that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software (a) be disclosed, distributed or made available in source code form or (b) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (i) the GNU General Public License (GPL), Lesser GPL (LGPL), or Affero GPL (AGPL), (ii) the Artistic License, (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the BSD License, (vii) the Apache License and (viii) any other license listed by the Open Source Initiative at www.opensource.org/licenses/alphabetical.
1.1.60.    “Representative” means Project Pirate Representative, LLC, a Delaware limited liability company, or any successor Representative appointed in accordance with this Agreement.
1.1.61.    “Representative Expense Fund” means an amount that the Representative will withhold out of the funds otherwise payable to the Equityholders and Blocker Seller in connection with the Closing, the initial amount of which will be $1,000,000 or such other amount as the Sellers may specify prior to the Closing (with such reduction to be made in accordance with the Pro Rata Shares of all Equityholders and Blocker Seller).

1.1.62.    “Representative Expenses” means any fees, costs, expenses and other liabilities incurred (or expected to be incurred) or otherwise payable by the Representative for the account of Equityholders and Blocker Seller under this Agreement or otherwise in connection with, or in anticipation of, the Merger or the other Transactions in its role as Representative (including any fees, costs or expenses incurred by the Representative in connection with the investigation and/or defense of any such liabilities), subject to Section 3.8.2.
1.1.63.    “Revolving Credit Agreement” means that certain Credit Agreement, dated as of November 25, 2015, by and among Pittsburgh Glass Works, LLC, the Company, the other credit parties from time to time party thereto, the lenders from time to time party thereto, and NewStar Financial, Inc., as agent for the lenders.
1.1.64.    “Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.
1.1.65.    “Specified Equityholder Sections” means (A) for each of PPG Industries, Inc., Kohlberg Investors VI, L.P., Kohlberg Partners VI, L.P. and KOCO Investors VI, L.P., Sections 1, 2.5, 2.6, 3.4, 3.8.2, 3.9, 7, 9.5, 9.8, 9.10, 9.11, 9.13, 12.1, 12.3, 13 and 15 and (B) for Blocker Seller, Sections 1, 2.1, 2.3, 2.5, 2.6, 3.4, 3.6 3.8.5, 3.9, 5, 6, 9.5, 9.8, 9.10, 9.11, 9.14, 12.1, 12.3, 13 and 15.
1.1.66.    “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
1.1.67.    “Subsidiary” means any Person of which the Company (or other specified Person) owns, directly or indirectly through a Subsidiary or otherwise, at least a majority of the outstanding capital stock (or other shares or units of membership, partnership or beneficial interest) entitled to vote generally or otherwise having the power to elect a majority of the board of directors or similar governing body of such Person or the legal power to direct the business or policies of such Person.
1.1.68.    “Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, of any kind whatsoever, however denominated or computed, and in respect of each and every of the foregoing, including all interest, penalties and additions to tax with respect thereto, whether disputed or not.
1.1.69.    “Tax Authority” means a Governmental Authority responsible for Tax administration or Tax collection.

1.1.70.    “Tax Matter” means any inquiry, claim, assessment, audit, or administrative or judicial proceeding, in each case with respect to Taxes relating to a Pre-Closing Tax Period.
1.1.71.    “Tax Return” means any federal, state, local and foreign return, report, statement or form required to be filed with a Tax Authority relating to any Tax (including, without limitation, any information return required under Sections 6055 or 6056 of the Code), and any schedule or attachment thereto or amendment thereof.
1.1.72.    “Term Credit Agreement” means that certain Credit Agreement, dated as of November 25, 2015, by and among Pittsburgh Glass Works, LLC, the Company, the other credit parties from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as agent for the lenders.
1.1.73.    “Total Equity Value” means an amount equal to (A) the Base Purchase Price minus (B) the sum of (i) the Transaction Expenses, (ii) the Debt of the Company and the Company Subsidiaries as of the Closing, (iii) the Adjustment Escrow Amount and (iv) the Representative Expense Fund, plus (C) the Company Cash Amount, plus (D) the amount, if any, by which the Working Capital Amount exceeds the Working Capital Target or minus (E) the amount, if any, by which the Working Capital Amount is less than the Working Capital Target, subject to adjustments pursuant to Sections 3.6 and 3.8 and the terms of the Escrow Agreement.
1.1.74.    “Transaction Expenses” means the aggregate amount required to pay in full: (i) the fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company, the Company Subsidiaries and the Representative in connection with the Transactions, in each case to the extent incurred and not paid prior to the Closing or paid from the Representative Expense Fund following the Closing, (ii) any retention, transaction bonuses or other similar payments to any director, officer, employee or contractor of the Company or any Company Subsidiary approved by the Company or its Subsidiaries prior to the Closing that become payable solely as a result of the Transactions (and not as result of any termination of employment or service occurring after the Closing), including all amounts payable pursuant to the success bonus agreements listed on Schedule 4.3(b)(ii) (together with all employment Taxes thereon payable by the Company or a Company Subsidiary) that are not paid prior to the Closing (it being understood that payments pursuant to the Transition Employment Agreement entered into as of the date hereof with the current Chief Executive Officer of the Company are not Transaction Expenses), (iii) all employment Taxes payable by the Company or a Company Subsidiary with respect to the cancellation of the Company Unit Options and related payment pursuant to Section 3.2, (iv) any accrued and unpaid fees and expenses owing under the Management Agreement by and among the Company, Pittsburgh Glass Works, LLC and Kohlberg & Co., L.L.C., dated September 30, 2008, through the Closing, and (v) the cost of the “tail” coverage obtained pursuant to Section 9.6.3.
1.1.75.    “Transactions” means, collectively, the purchase and sale of the Purchased Securities hereunder, the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement.
1.1.76.    “Working Capital” means (i) the current assets of the Company and its Subsidiaries minus (ii) the current liabilities of the Company and its Subsidiaries, in each case, (A) determined in accordance with GAAP and calculated on a consolidated basis using the same policies, principles and methodologies used in connection with the preparation of the Financial Statements except, in each case, to the extent otherwise specified in, or prescribed by the calculation methodologies set forth in, the Accounting Principles and (B) calculated as of the close of business on the day immediately preceding the Closing Date. For the avoidance of doubt, Working Capital shall be calculated exclusive of Cash and amounts reflecting accruals with respect to Debt, income Taxes and Transaction Expenses.
1.1.77.    “Working Capital Amount” means the Working Capital of the Company as of the close of business on the Business Day immediately prior to the Closing Date.
1.1.78.    “Working Capital Target” means $130,600,000.
1.2.    Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1:
1.2.1.    The words “hereof,” “herein,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof.
1.2.2.    The words “party” and “parties” will refer to the Company, Parent, Sellers and Merger Sub, and as the context requires, the Representative in its capacity as such.
1.2.3.    Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neutral gender will include each other gender.
1.2.4.    The word “including” means including without limitation.
1.2.5.    The word “dollars” means United States dollars.
1.2.6.    Whenever this Agreement states that the Company has “made available” any document to Parent or Merger Sub, such statement means that such document was (i) delivered to Parent or Merger Sub or (ii) made available for viewing in the electronic data room for “Project Locke” run by RR Donnelley Venue, as such materials were posted to the electronic data room prior to the date hereof and not removed on or prior to the date hereof.

2.	PURCHASE AND SALE OF PURCHASED SECURITIES; THE MERGER.
2.1.    Purchase and Sale of the Purchased Securities. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Blocker Seller shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from Blocker Seller, the Purchased Securities, free and clear of all Liens, in exchange for (a) at the Closing, an amount equal to the Per Unit Closing Merger Consideration multiplied by the number of Company Class A-2 Units held by Blocker at the Effective Time plus (b) at the Closing, the Estimated Blocker Adjustment (which can be a negative number) and (c) after the Closing, an amount equal to the Per Unit Portion of (i) any amounts payable to the Equityholders and Blocker Seller under Section 3.8, (ii) any portion of the Adjustment Escrow Amount released to the Equityholders and Blocker Seller pursuant to the terms of this Agreement and the Escrow Agreement and (iii) any other amounts paid or payable to the Equityholders and Blocker Seller pursuant to this Agreement after the Closing, in each case of this clause (c), multiplied by the number of Company Class A-2 Units held by Blocker at the Effective Time. Blocker Seller shall deliver stock certificates representing all of the Purchased Securities to Parent at the Closing, together with duly executed stock powers.
2.2.    Effect of the Merger.
2.2.1.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Merger Sub will cease and the Company will continue as the surviving entity of the Merger (the “Surviving Entity”) and will continue to be governed by the laws of the State of Delaware.
2.2.2.    From and after the Effective Time, the Surviving Entity will possess all of the property, rights, privileges, powers and franchises and be subject to all of the debts, liabilities, restrictions and duties of the Company and Merger Sub, to the fullest extent provided under the DLLCA.
2.3.    Closing; Effective Time.
2.3.1.    Subject to the provisions of Section 10 and Section 11, the closing of the purchase and sale of the Purchased Securities contemplated by Section 2.1 and the Merger (the “Closing”) will take place at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP located at 1211 Avenue of the Americas, New York, New York 10036 on April 1, 2016 or, if later, as soon as practicable but in no event later than the third Business Day after the first day on which the conditions set forth in Section 10 and Section 11 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) have been fulfilled or waived in accordance with this Agreement or at such other place and time or on such other date as Parent and the Company may agree in writing (the “Closing Date”).
2.3.2.    At the Closing, the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA and make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
2.4.    Limited Liability Company Agreement. At the Effective Time, by virtue of the Merger, the Company’s limited liability company agreement will be amended and restated in its entirety in the form attached hereto as Exhibit C and MezzCo and Blocker will become the only members of the Company.
2.5.    Consent to Transactions. Each of the Equityholder Parties, and Blocker Seller on its own behalf and on behalf of Blocker, hereby consents to the Merger and the Transactions and the payment of the amounts contemplated herein in compliance with the terms of this Agreement and, subject to the receipt of said payments, waive any rights such party hereto may have arising from or relating to such Transactions under or pursuant to the Organizational Documents of the Company or the DLLCA; provided, that this waiver shall not affect any rights any such party hereto may have against the other parties under this Agreement, the Escrow Agreement or any other closing documents being delivered in connection herewith.
2.6.    Tax Treatment. The parties intend that the Merger shall (i) be treated for federal and applicable state income Tax purposes as a purchase and sale of each Company Member’s Class A-1 Units to MezzCo and a non-recognition event to Blocker in respect of its Class A-2 Units, and (ii) cause a “termination” of the Company for U.S. federal income Tax purposes under Section 708(b)(1)(B) of the Code (and corresponding provisions of state and local income Tax law). Parent, the Sellers, the Company and each Company Subsidiary each agree to file (and cause their Affiliates to file) their respective Tax Returns in a manner consistent with this Section 2.6, unless otherwise required by applicable Legal Requirements.

3.	EFFECTS ON COMPANY CLASS A UNITS AND COMPANY UNIT OPTIONS; PURCHASE PRICE.
3.1.    Effect on Company Class A Units. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any Company Member:
3.1.3.    Each Company Class A-1 Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (a) at the Closing in cash, without interest, the Per Unit Closing Merger Consideration and (b) the Per Unit Portion of any amounts payable to the Equityholders and Blocker Seller under Section 3.8 or upon release of any portion of the Adjustment Escrow Amount to Equityholders and Blocker Seller pursuant to the terms of this Agreement and the Escrow Agreement and any other amounts paid or payable to the Equityholders and Blocker Seller pursuant to this Agreement after the Closing. As of the Effective Time, all such Company Class A-1 Units will automatically be canceled and will cease to exist, and each holder of such Company Class A-1 Units will cease to have any rights with respect thereto, except the right to receive the consideration payable with respect to such Company Class A-1 Units under this Section 3.1.1, and will cease to be a member of the Company.
3.1.4.    The Company Class A-2 Units outstanding immediately prior to the Effective Time will be converted into and become a limited liability company interest in the Surviving Entity representing a percentage of the total limited liability company interest in the Surviving Entity equal to a fraction, the numerator of which is the number of Company Class A-2 Units outstanding immediately prior to the Effective Time and the denominator of which is the Fully-Diluted Unit Number, and no other consideration shall be payable or deliverable in exchange for such Company Class A-2 Units, and Blocker shall continue as a member of the Surviving Entity in respect of such limited liability company interest.
3.1.5.    The limited liability company interest in Merger Sub that is held by MezzCo immediately prior to the Effective Time will be converted into and become a limited liability company interest in the Surviving Entity representing a percentage of the total limited liability company interest in the Surviving Entity equal to a fraction, the numerator of which is the number of Company Class A-1 Units outstanding immediately prior to the Effective Time assuming the exercise in full of all Company Unit Options outstanding and exercisable at such time (after giving effect to any acceleration as a result of the Merger) and the denominator of which is the Fully-Diluted Unit Number and MezzCo will be admitted as a member of the Surviving Entity in respect of such limited liability company interest.
3.2.    Effect on Company Unit Options. Each outstanding Company Unit Option as of immediately prior to the Effective Time shall be treated as follows: (a) each outstanding Company Unit Option which is not vested as of immediately prior to the Effective Time will, pursuant to the terms of the Company Option Plan and the unit award agreements under which such Company Unit Options were granted, become immediately vested and exercisable as of the Effective Time; and (b) each Company Unit Option outstanding and exercisable (after giving effect to any such acceleration as a result of the Merger) as of the Effective Time will be canceled in exchange for the right to receive, in respect of each Company Class A Unit subject to such Company Unit Option and, in each case, subject to Section 3.9: (i) at the Closing in cash, without interest, the Per Unit Closing Merger Consideration minus the per-unit exercise price of such Company Unit Option and (ii) the Per Unit Portion of any amounts payable to the Equityholders and Blocker Seller under Section 3.8 or upon release of any portion of the Adjustment Escrow Amount to Equityholders and Blocker Seller pursuant to the terms of this Agreement and the Escrow Agreement and any other amounts paid or payable to the Equityholders and Blocker Seller pursuant to this Agreement after the Closing.
3.3.    Company Option Plan. On or prior to the Closing Date, the board of managers of the Company (the “Board of Managers”) (or an authorized committee thereof) shall take any actions necessary to (a) effectuate the treatment of Company Unit Options set forth in Section 3.2, and (b) ensure that the Company Option Plan terminates at Closing (including amending such Company Option Plan) and that no holder of a Company Unit Option or any participant in the Company Option Plan shall have any right thereunder to acquire any limited liability company interests or other equity interests of the Surviving Entity based on the ownership of Company Unit Options or participation in the Company Option Plan.
3.4.    Payments at Closing. Upon the terms and subject to the conditions set forth in this Agreement, Parent will deliver or cause to be delivered on the Closing Date and at the Closing:
3.4.1.    to the lenders (or the applicable agents therefor), by wire transfer of immediately available funds to the bank accounts designated by the Company in the Closing Statement (or bank accounts designated in any applicable payoff letters with respect to such Debt), an amount necessary to repay, on behalf of the Company, in full the outstanding amount of Debt of the Company and certain of the Company Subsidiaries pursuant to the Term Credit Agreement and Revolving Credit Agreement;
3.4.2.    to the Escrow Agent, by wire transfer of immediately available funds to a bank account that has been designated in writing by the Escrow Agent at least one Business Day prior to the Closing Date, the Adjustment Escrow Amount, to be held by the Escrow Agent under the Escrow Agreement pursuant to the terms and conditions thereof;
3.4.3.    to the Persons to whom such amounts are payable, by wire transfer of immediately available funds to bank accounts that have been designated in writing by the Company to Parent at least one Business Day prior to the Closing Date (or bank accounts designated in any applicable invoices with respect thereto), the amounts necessary to pay all Transaction Expenses not paid prior to the Closing Date (provided that the amount of any transaction bonus or similar payments to any employees of the Company or any Company Subsidiary shall be paid to an account of the Company designated in writing by the Company to Parent at least one Business Day prior to the Closing Date and paid to the applicable employees, in each case, subject to Section 3.9; through the Company’s payroll system in a distribution to occur on the Closing Date or as soon as practicable thereafter);
3.4.4.    to the Representative, by wire transfer of immediately available funds to an account of the Representative designated by the Representative to Parent at least one Business Day prior to the Closing Date, an amount specified by the Representative to Parent as the initial funding of the Representative Expense Fund;

3.4.5.    to Blocker Seller, by wire transfer of immediately available funds to a bank account of Blocker Seller that has been designated in writing to Parent by Blocker Seller at least one Business Day prior to the Closing Date, the amounts payable to Blocker Seller at the Closing under Sections 2.1(a) and 2.1(b) and, in each case, subject to Section 3.9;
3.4.6.    to each of the Company Members other than Blocker, by wire transfer of immediately available funds to bank accounts thereof that have been designated in writing to Parent by the Company at least one Business Day prior to the Closing Date, the amounts payable to such Company Members at Closing pursuant to Section 3.1.1(a) and, in each case, subject to Section 3.9; and
3.4.7.    to the Company, by wire transfer of immediately available funds to a bank account of the Company designated in writing to Parent by the Company at least one Business Day prior to the Closing Date, the amounts payable to the Company Optionholders in connection with the Closing pursuant to Section 3.2(b)(i) (for further distribution to each of the Company Optionholders, subject to Section 3.9, through the Company’s payroll system in a distribution to occur on the Closing Date or as soon as reasonably practicable thereafter).
3.5.    No Further Transfers. After the Effective Time, there will be no further registration on the transfer books of the Surviving Entity of transfers of Company Class A-1 Units.
3.6.    Closing Estimates. Blocker Seller and the Company will furnish to Parent no less than three Business Days prior to the Closing Date, a written statement (the “Estimated Closing Statement”) duly executed by the Chief Financial Officer of the Company (solely in his capacity as such) setting forth, in reasonable detail their good faith estimates of (a) in the case of Blocker Seller, the Blocker Adjustment (which can be a negative number) (the “Estimated Blocker Adjustment”) and (b) in the case of the Company, (i) the Transaction Expenses as of the Closing, (ii) the Debt of the Company and the Company Subsidiaries as of the Closing, (iii) the Working Capital Amount and (iv) the Company Cash Amount, and based on such estimates, an estimate of the Total Equity Value (the “Estimated Total Equity Value”). The Estimated Closing Statement and the determinations and calculations contained therein shall be based on the books and records of the Company and the Company Subsidiaries (and with respect to the Blocker Adjustment, the books and records of Blocker) and shall be prepared in accordance with this Agreement and, in the case of the estimated Closing Working Capital Amount, the Accounting Principles. To the extent reasonably requested by Parent, Blocker Seller and the Company will make available to Parent and its auditors and advisors all books, records, documents, work papers and other information of the Company, the Company Subsidiaries and Blocker used in preparing the Estimated Closing Statement. The Estimated Closing Statement and the determinations and calculations contained therein (including the estimated Working Capital Amount) will be prepared and determined, as applicable, in accordance with Section 3.7.1, as if it were the actual Closing Statement or Closing Working Capital Amount, as applicable, but based on the review of the financial information of the Company and Blocker Seller then reasonably available and inquiries of personnel responsible for the preparation of such financial information in the ordinary course of business.
3.7.    Post-Closing Adjustment Determination.
3.7.1.    As soon as practicable (and in no event later than 75 days after the Closing Date), Parent will prepare and furnish to the Representative a written statement (the “Closing Statement”) setting forth in reasonable detail its calculations of the actual amounts of: (a) the Blocker Adjustment (which can be a negative number) and (b) each of (i) the Transaction Expenses (the “Final Transaction Expenses”), (ii) Debt of the Company and the Company Subsidiaries as of the Closing (the “Closing Debt”), (iii) the Company Cash Amount (the “Closing Cash”) and (iv) the Working Capital Amount (the “Closing Working Capital Amount”), and based on such amounts, the Total Equity Value. The Closing Statement and the determinations and calculations contained therein will be prepared and determined in accordance with this Agreement and, in the case of the Closing Working Capital Amount, the Accounting Principles. Parent will permit the Company’s current Chief Financial Officer to lead the internal accounting team preparing the Closing Statement, unless he resigns prior to the completion thereof. The Closing Statement and the determinations and calculations contained therein shall be based on the books and records of the Company and the Company Subsidiaries (and with respect to the Blocker Adjustment, the books and records of Blocker). In connection with the review of the Closing Statement, Parent will provide the Representative and its representatives and advisors with reasonable access to the personnel, books, records, documents, work papers and other information of Parent, the Surviving Entity, the Company Subsidiaries and Blocker used in the preparation of the Closing Statement. The Closing Statement and the determinations and calculations contained therein (including the Closing Working Capital Amount) will be final, conclusive and binding on the parties unless the Representative provides a written notice (a “Dispute Notice”) to Parent no later than 60 days after delivery to the Representative of the Closing Statement setting forth in reasonable detail (i) any item on the Closing Statement which the Representative believes has not been prepared in accordance with this Agreement and (ii) the Representative’s proposed determination of the correct amount of such item in accordance with this Agreement. Any item or amount with respect to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.
3.7.2.    If Parent and the Representative cannot agree on any items raised in the Dispute Notice in good faith within 30 days after Parent’s receipt of the Dispute Notice, the parties will submit their final calculations of the items in dispute to RSM US LLP or, in the event that RSM US LLP declines such engagement, to an arbitrator who (i) is a certified public accountant (with significant public accounting experience, including in the context of business combinations), (ii) has not provided services to either the Company or Parent or to their respective Subsidiaries in the preceding three years, and (iii) is appointed by agreement of the Surviving Entity and the Representative or, failing such agreement within such 30-day period, by either party or both parties jointly requesting appointment of an arbitrator by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules as in effect on the date of this Agreement (the “Arbitration Rules”), provided, that such AAA-appointed arbitrator shall have the qualifications in clauses (i) and (ii) of this sentence (RSM US LLP or such other Person appointed in accordance with this sentence, the “Arbitrator”). The Arbitrator will review such final calculations and, with respect to each disputed item, make a determination as to the correct amount in accordance with this Agreement, and based on such amounts, the Total Equity Value and the Blocker Adjustment; provided, however that the Arbitrator’s determinations will in no event result in any element of the Total Equity Value or any element of the Blocker Adjustment being greater than the higher of the values assigned thereto by Parent and the Representative or lesser than the lesser of the values assigned thereto by Parent and the Representative. The decision of the Arbitrator will be made in accordance with the Arbitration Rules and in accordance with the terms of this Agreement. The decision of the Arbitrator will be made within 30 days after the Arbitrator is engaged, or as soon thereafter as reasonably practicable, and will be final, conclusive and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction. Parent, on the one hand, and Representative (subject to Section 12.3.3), on the other hand, shall bear that percentage of the fees and expenses of the Arbitrator equal to the proportion of the total dollar value of all disputed amounts submitted to the Arbitrator that is determined in favor of the other party by the Arbitrator. Parent, the Surviving Entity and their Subsidiaries, on the one hand, and the Representative, on the other hand, will make available to the Arbitrator all relevant personnel, books, records and work papers relating to the calculations submitted that are reasonably requested by the Arbitrator.
3.8.    Adjustments to Purchase Price. Upon the final determination of the Closing Working Capital Amount, the Closing Debt, Final Transaction Expenses, the Closing Cash and the Blocker Adjustment, the total consideration payable hereunder to the Equityholders and Blocker Seller in respect of the purchase and sale of the Purchased Securities and the Merger (the “Total Consideration”) will be adjusted as follows:
3.8.1.    If the Total Equity Value exceeds the Estimated Total Equity Value (the amount by which it is greater, if any, the “Increase Amount”), then Parent shall, within five Business Days of the final determination of the Total Equity Value pursuant to Section 3.7, pay (or caused to be paid) by wire transfer of immediately available funds: (i) to each of the Company Members (other than Blocker) and Blocker Seller, such Person’s Pro Rata Share of such Increase Amount and (ii) to the Surviving Entity for further distribution to the Company Optionholders, through the Company’s payroll as soon as reasonably practicable, in each case, subject to Section 3.9, in accordance with their respective Pro Rata Shares, an amount in cash equal to the aggregate Pro Rata Share of all Company Optionholders of such Increase Amount.
3.8.2.    If the Total Equity Value is less than the Estimated Total Equity Value (the amount by which it is less, the “Deficit Amount”), then, within five Business

Days of the final determination of the Total Equity Value pursuant to Section 3.7, Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Parent an amount equal to the Deficit Amount (to the extent the Deficit Amount is less than or equal to the funds then held in the Adjustment Escrow Account) from the funds then held in the Adjustment Escrow Account. In the event that the Deficit Amount exceeds the amount of funds held in the Adjustment Escrow Account, there shall be no further payment on account of the Deficit Amount; provided, that if (a) the Deficit Amount exceeds the funds held in Adjustment Escrow Account (the portion thereof in excess of such escrow funds, the “Excess Deficit Amount”) and (b) any portion of the Excess Deficit Amount results from the final determination of the Company Cash Amount pursuant to Section 3.7 being less than, or the final determination of the Debt and/or Transaction Expenses pursuant to Section 3.7 exceeding, the respective estimated amount(s) thereof used for purposes of determining the Estimated Total Equity Value, each Equityholder and Blocker Seller shall be responsible for paying to Parent its Pro Rata Share of that portion of the Excess Deficit Amount that does not relate to the amount, if any, by which the final determination of the Working Capital Amount pursuant to Section 3.7 to is less than the estimated Working Capital Amount as set forth in the Estimated Closing Statement. The foregoing payment obligations of the Sellers shall be satisfied by direct payment from the applicable Seller(s) to Parent. Such payment obligation of PPG Industries, Inc. shall be several (and not joint and several) from those of the Kohlberg Sellers and vice versa; provided, however, the payment obligations of the Kohlberg Sellers shall be joint and several as among the Kohlberg Sellers. The foregoing payment obligations of any Equityholders that are not Sellers hereunder shall be satisfied from the Representative Expense Fund (and thereafter the Representative shall make equitable adjustment to any funds distributed from the Representative Expense Fund to the Equityholders and Blocker Seller to take into account that such payments under this Section 3.8.2 from the Representative Expense Fund were made solely for the account of the Equityholders that were not party to this Agreement). If the Deficit Amount is less than the amount of funds then held in the Adjustment Escrow Account, contemporaneously with the distribution of funds to Parent from the Adjustment Escrow Account contemplated by this Section 3.8.2, the remainder of funds then held in the Adjustment Escrow Account shall be distributed to the Equityholders and Blocker Seller in accordance with their Pro Rata Shares (on a basis consistent with payments made under Section 3.8.1) and Parent and the Representative shall provide for such release in the joint written instructions to the Escrow Agent delivered pursuant to this Section 3.8.2.
3.8.3.    Within five Business Days of any distribution to the Equityholders and Blocker Seller pursuant to Section 3.8.1 (or a final determination pursuant to Section 3.7 that the Total Equity Value is equal to the Estimated Total Equity Value), Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay (i) to each of the Company Members (other than Blocker) and Blocker Seller, such Person’s Pro Rata Share of all funds then held in the Adjustment Escrow Account and (ii) to the

Surviving Entity for further distribution to the Company Optionholders in accordance with their respective Pro Rata Shares, an amount in cash equal to the aggregate Pro Rata Share of all Company Optionholders of the funds then held in the Adjustment Escrow Account.
3.8.4.    If the Blocker Adjustment exceeds the Estimated Blocker Adjustment (the amount by which it is greater, if any, the “Blocker Adjustment Increase Amount”), then Parent shall, within five Business Days of the final determination of the Blocker Adjustment pursuant to Section 3.7, pay (or cause to be paid) by wire transfer of immediately available funds to Blocker Seller an amount equal to the Blocker Adjustment Increase Amount.
3.8.5.    If the Blocker Adjustment is less than the Estimated Blocker Adjustment (the amount by which it is less, if any, the “Blocker Adjustment Deficit Amount”), then Blocker Seller shall (within five Business Days of the final determination of the Blocker Adjustment pursuant to Section 3.7) pay (or caused to be paid) by wire transfer of immediately available funds to Parent an amount equal to the Blocker Adjustment Deficit Amount.
3.8.6.    Any payment in respect of the adjustment(s) (if any) required to be made pursuant to this Section 3.8 will be treated as an adjustment to the purchase price (as determined for Tax purposes).
3.9.    Tax Withholding. Each of Parent, the Company and the Surviving Entity will be entitled to deduct and withhold from the consideration otherwise payable to any Equityholder or Blocker Seller such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any other Legal Requirement. Parent, the Company and the Surviving Entity (as the case may be) will provide each Equityholder (other than an employee of the Company or any Company Subsidiary) or Blocker Seller (as the case may be) with written notice of such intended deduction or withholding within a commercially reasonable period of time before such deduction or withholding is required. Parent, the Company or the Surviving Entity (as the case may be) will promptly pay or cause to be paid any amounts withheld pursuant to this Section 3.9 for applicable Taxes to the appropriate Governmental Authority on behalf of such Equityholders or Blocker Seller. To the extent that such amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Equityholder or Blocker Seller.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
Except as provided in the disclosure schedules delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Schedules”), the Company represents and warrants to Parent and Merger Sub as follows:

4.1.    Organization, Power, Standing and Authority.
4.1.3.    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations under such agreements and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Escrow Agreement, the consummation of the Transactions and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all necessary limited liability company action on the part of the Company, including all actions required to be taken by its Board of Managers and the Company Members. This Agreement has been, and the Escrow Agreement will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, each such agreement is (or, in the case of the Escrow Agreement, will be) Enforceable against the Company in accordance with its terms.
4.1.4.    The Company has all requisite limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on the Business. The Company is duly qualified or licensed to do business as a foreign limited liability company, and is in good standing as such, in each jurisdiction where the character of the properties and assets owned or leased by it or nature of the Business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.
4.1.5.    The Company has heretofore made available to Parent a true, complete and correct copy of its Organizational Documents.
4.2.    Capitalization.
4.2.1.    As of the date hereof, the issued and outstanding Equity Interests in the Company consist solely of 15,090,858 Company Class A-1 Units held of record by the Company Members other than Blocker as set forth on Schedule 4.2.1 and 6,807,051 Company Class A-2 Units held of record by Blocker. As of the date hereof, 2,665,000 Company Class A-1 Units are subject to Company Unit Options held by the individuals listed on Schedule 4.2.3. Except as set forth above, and except for any Company Class A-1 Units issued after the date hereof and prior to the Effective Time upon the exercise of Company Unit Options that are outstanding on the date hereof and described on Schedule 4.2.3, no Equity Interests in the Company are authorized, issued, reserved for issuance or outstanding. All outstanding Company Class A Units are, and all Company Class A Units that may be issued prior to the Effective Time upon the exercise of any Company Unit Options that are outstanding on the date hereof and described on Schedule 4.2.3 will be when issued, validly issued, uncertificated and not subject to or issued in violation of any option, right of first refusal, preemptive right or similar right under any provision of the DLLCA, the

Company’s Organizational Documents, any Company Plan or any Contractual Obligation to which the Company is a party or otherwise bound.
4.2.2.    Except as set forth on Schedule 4.2.2 or Schedule 4.2.3, there is no Company Plan or Contractual Obligation which obligates the Company to issue, sell, transfer, purchase or redeem, or make any payment in respect of, any Equity Interests in the Company.
4.2.3.    As of the date hereof, Schedule 4.2.3 lists each Company Unit Option, including with respect to each Company Unit Option, the name of the holder, the per unit exercise price and the grant date.
4.2.4.    Schedule 4.2.4 sets forth a true, complete and correct list of the name and jurisdiction of organization of each Company Subsidiary. The entire authorized capital stock (or, where applicable, other Equity Interests) of the Company Subsidiaries is as set forth on Schedule 4.2.4. All of the outstanding Equity Interests of the Company Subsidiaries are held of record by the Persons in the respective amounts set forth on Schedule 4.2.4. Except as set forth on Schedule 4.2.4, none of the Company Subsidiaries has any issued or outstanding Equity Interests. Each Company Subsidiary listed on Schedule 4.2.4 is duly formed and validly existing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its property and assets and to carry on the Business. The Company has heretofore made available to Parent a true, complete and correct copy of the Organizational Documents of each Company Subsidiary. Each Company Subsidiary is duly qualified or licensed to do business as a foreign entity, and is in good standing as such, in each jurisdiction where the character of the properties and assets owned or leased by it or nature of the Business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other Company Subsidiary owns any Equity Interests in any Person other than the Company Subsidiaries except as set forth on Schedule 4.2.5. Each Company Subsidiary listed on Schedule 4.2.4 is wholly owned, directly or indirectly, by the Company free and clear of all Liens (other than as set forth on Schedule 4.2.4). There are no outstanding Equity Interests in any Company Subsidiary except as listed on Schedule 4.2.4.
4.2.5.    Schedule 4.2.5 sets forth a true, complete and correct list of the name and jurisdiction of organization of each Company Joint Venture. All of the outstanding Equity Interests of the Company Joint Ventures that are held of record by the Company or any Company Subsidiary are set forth on Schedule 4.2.5, and are owned free and clear of all Liens (other than as set forth on Schedule 4.2.5). The Company has heretofore made available to Parent true, complete and correct copies of the Organizational Documents of each Company Joint Venture. Except as set forth on Schedule 4.2.5, (i) none of the Company or any Company Subsidiary is obligated to contribute capital or otherwise lend money to any Company Joint Venture and (ii)

to the actual Knowledge of the Company, there are no other Equity Interests of any Company Joint Venture that are outstanding or that have been authorized for issuance.
4.2.6.    Except as set for on Schedule 4.2.6 as of the date hereof the Company and the Company Subsidiaries have no Debt or other Guarantee of any material obligation of a Person that is not a Company Subsidiary, other than pursuant to the Term Credit Agreement and Revolving Credit Agreement.
4.3.    Non-Contravention, etc. The execution and delivery of this Agreement and the Escrow Agreement, and the consummation by the Company of any of the Transactions, do not and will not constitute, result in or give rise to (a) a breach or a violation of or a default under any provision of the Organizational Documents of the Company or any Company Subsidiary or (b) except as set forth on Schedule 4.3 or as would not reasonably be expected to have a Material Adverse Effect, (i) a breach or violation of or default under any provision of any Contractual Obligation of the Company or any Company Subsidiary, (ii) the acceleration of the time for performance of any obligation under any such Contractual Obligation, (iii) the imposition of any Lien upon any asset of the Company or any Company Subsidiary, (iv) a requirement that any consent under, or waiver of, any such Contractual Obligation or Organizational Document of the Company or any Company Subsidiary be obtained, or (v) a violation of any Legal Requirement applicable to the Company or any Company Subsidiary.
4.4.    Licenses, Permits, Compliance with Laws, etc. Except as set forth on Schedule 4.4, the Company and each of the Company Subsidiaries holds all material governmental licenses, permits, franchises and other governmental authorizations under any Legal Requirement necessary for the conduct of the Business or to own, lease and operate its assets and properties. No suspension or cancellation of any such material license, permit, franchise or other governmental authorization is pending or, to the Knowledge of the Company, threatened. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Transactions nor, to the Knowledge of the Company, any other event that has occurred, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such material license, permit, franchise or other governmental authorization. Except as set forth on Schedule 4.4, the Company and each Company Subsidiary is and, since January 1, 2013 has been, in compliance in all material respects with all Legal Requirements and their respective Organizational Documents. None of the Company or any Company Subsidiary has received since January 1, 2013 any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement in any material respect. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any manager, director, officer, employee, agents, independent contractor or other parties acting on behalf of the Company or any Company Subsidiary, has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar Legal Requirement. To the Knowledge of the Company, there is no investigation of, written allegation by, or request for information from the Company or any Company Subsidiary by any Governmental Authority regarding such Legal Requirements that would reasonably be expected to result in any material fine, penalty or enforcement action. To the Knowledge of the Company, none of the Company, any Company Subsidiary, or any current or former managers, directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any Company Subsidiary has violated in any material respect or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Legal Requirements.
4.5.    Governmental Consents and Approvals. No authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Company or any Company Subsidiary is required for or in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act or the Canadian Competition Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other authorizations, consents, approvals, orders, declarations, or filings, which, in the aggregate, would not have a Material Adverse Effect.
4.6.    Financial Statements, etc.
4.6.3.    Financial Information. True, complete and correct copies of each of the following are attached hereto as Schedule 4.6.1:
4.6.3.1.    The audited consolidated balance sheets of the Company as of December 31, 2014 and December 31, 2013 and the related audited consolidated statements of income, changes in members’ equity and cash flows for the fiscal years then ended, together with the notes thereto (the “Year End Financials”).
4.6.3.2.    An unaudited consolidated balance sheet of the Company as of October 31, 2015 and the related unaudited consolidated statements of income and cash flows for the ten month period ended on October 31, 2015 (the “Interim Financials” and, together with the Year End Financials, the “Financial Statements”).
4.6.4.    Character of Financial Information. The Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP consistently applied throughout the periods specified therein (except (x) as may be indicated in the notes thereto and (y) for modifications caused by changes in accounting rules but not required to be disclosed in the notes thereto), (ii) present fairly in all material respects in accordance with GAAP, the consolidated financial position, results of operations and cash flows of the Company on the dates and for the periods specified therein, subject, in the case of the Interim Financials, to absence of notes and normal year-end adjustments and reclassifications and (iii) have been prepared from and in accordance with the books and records of the Company and the Company Subsidiaries. The books of account and other financial records of the Company and the Company Subsidiaries accurately and fairly reflect in all material respects in reasonable detail the transactions and the assets and liabilities of the Company and the Company Subsidiaries.

4.6.5.    Internal Controls. Except as set forth on Schedule 4.6.3, since January 1, 2013, the Company’s auditor has not reported in writing to the Company any material weakness or significant deficiency in the design or operation of its internal controls over financial reporting, and to the Knowledge of the Company, there are no material weaknesses or significant deficiencies in the design or operation of the systems of internal control over financial reporting of the Company and its Subsidiaries. Since January 1, 2013, the Company and its Subsidiaries have not received any written complaint, allegation or claim alleging that the Company or any Company Subsidiary has engaged in any unlawful accounting or auditing practice.
4.6.6.    Absence of Undisclosed Liabilities. As of the date hereof, the Company and the Company Subsidiaries do not have any Liabilities except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since October 31, 2015, (iii) executory Contractual Obligations (and Liabilities thereunder); or (iv) other Liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect (none of which with respect to clause (ii) or (iii) above result from or arise out of any breach of contract, breach of warranty, tort, infringement, or violation in any material respect of any Legal Requirement).
4.6.7.    Accounts Receivable; Inventory. All accounts receivable reflected on the Interim Financials or included in the assets of the Company and the Company Subsidiaries in the calculation of the Working Capital Amount represent valid obligations arising from bona fide sales actually made or services actually performed in the ordinary course of business and are on account of goods or services actually rendered. All inventory of the Company and each Company Subsidiary is of a quality and quantity usable and saleable in the ordinary course of business, subject to reserves established in accordance with GAAP set forth on the Interim Financials for obsolete and slow moving items. The aggregate value of the inventory of the Company and the Company Subsidiaries as reflected in the Interim Financials has been recorded on the books and records of the Company and the Company Subsidiaries at the lesser of cost or realizable market value or adequate reserves have been provided in accordance with GAAP. The quantities of each item of inventory are consistent with the levels of inventory maintained in the ordinary course of business. No inventory is held on a consignment basis.
4.6.8.    Off-balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar arrangement (including any arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any Company Joint Venture or other unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities

Exchange Act of 1934, as amended)), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Financial Statements.
4.6.9.    CapEx Commitments. The Company and the Company Subsidiaries are not obligated by any contract, agreement or other legally binding commitment to make any capital expenditures materially in excess of those contemplated by the capital expenditure projections attached as Schedule 4.6.7.
4.7.    Assets.
4.7.7.    Title. The Company and the Company Subsidiaries have good title to or, in the case of property held or used under a lease and any other Contractual Obligation, an Enforceable right to use, all of the properties and assets used in or necessary to the conduct of the Business (collectively, the “Assets”). The Assets that are owned by the Company or any Company Subsidiary are not subject to any Lien, other than Liens described on Schedule 4.7.1 and Liens which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.
4.7.8.    Condition and Sufficiency of Assets. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the furniture, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries have been maintained in accordance with normal industry practice and are in standard operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Except as set forth in Schedule 4.7.2, the furniture, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Company Subsidiaries, together with all other personal properties and assets of the Company and the Company Subsidiaries, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business, except in each case for failures to have such rights, property and assets which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.
4.7.9.    This Section 4.7 does not relate to real property or interests in real property, such items being instead the subject of Section 4.8, or to Intellectual Property or interests in Intellectual Property, such items being instead the subject of Section 4.9.
4.8.    Real Property.
4.8.1.    Schedule 4.8.1 sets forth a list of the addresses of each location at which any furniture, fixtures, machinery, equipment or inventory owned or leased by the Company or a Company Subsidiary is located or where the Company or a Company Subsidiary has an office or other place of business (“Leased Real Property”).
4.8.2.    Schedule 4.8.2(a) sets forth a true, complete and correct list of all real property to which the Company or any of the Company Subsidiaries has fee simple title (“Owned Real Property”), and sets forth for each such Owned Real Property the name of the fee owner of such property and the addresses thereof. Except as set forth on Schedule 4.8.2(b), the Company or one or more of the Company Subsidiaries, as the case may be, has good fee simple title to the Owned Real Property, free and clear of all Liens, other than (i) Liens which are being contested in good faith by appropriate proceedings and (ii) any covenants, conditions, restrictions, easements or similar encumbrances, minor title defects or imperfections (including encroachments) which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.
4.8.3.    Schedule 4.8.3 sets forth a true, complete and correct list of all leases or subleases of real property, currently in effect, under which the Company or any of the Company Subsidiaries leases or subleases any real property as tenant or subtenant (each, a “Lease”, and collectively, the “Leases”). The Company has made available to Parent true, complete and correct copies of the Leases in all material respects, as amended to date that are in its possession. With respect to each Lease:
4.8.3.1.    to the Knowledge of the Company, such Lease is Enforceable by the Company or a Company Subsidiary in all material respects; and
4.8.3.2.    except as set forth on Schedule 4.8.3.2, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to any of the Leases, is in material breach or material violation of, or material default under such Lease, (ii) no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a material breach or material violation of, or material default under, or permit termination, modification, or acceleration thereunder or impair any right of the Company or a Company Subsidiary to exercise and obtain the benefit of any options contained in such Lease and (iii) neither the Company nor any Company Subsidiary has received written notice of a breach of any material payment obligation or obligation to make material capital expenditures under such Lease.
4.8.4.    Except as set forth on Schedule 4.8.4, there are no rights of first refusal or options to purchase in effect as to all or any portion of any Owned Real Property.
4.8.5.    Except as set forth on Schedule 4.8.5, neither the Company nor any Company Subsidiary is a party to any Lease that is accounted for by the Company as a capitalized lease under GAAP.

4.8.6.    The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitutes all of the material real property that the Company and the Company Subsidiaries (or their Affiliates) own, lease, operate or sublease in connection with the operation of the Business. The Real Property, together with all improvements thereon, and the use thereof by the Company and the Company Subsidiaries are in material compliance with all applicable Legal Requirements, except as has not had and would not reasonably be expected to have a Material Adverse Effect. Utility services adequate for the operations of the Business as currently conducted are provided to the Real Property, and each parcel of the Real Property has sufficient access to and from publicly dedicated streets for the conduct of the Business, except, in any case, as has not had and would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of title insurance policies title commitments, and surveys that are in the Company or the Company Subsidiaries’ possession which are related to the Owned Real Property have been made available to Parent.
4.8.7.    There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, or similar proceeding with respect to any material portion of the Owned Real Property that would materially impair the existing use of such Owned Real Property. Except as set forth in Section 4.8.2, none of the Company or any of the Company Subsidiaries has assigned, transferred or pledged any interest in any of the Owned Real Property.
4.9.    Intellectual Property Rights.
4.9.1.    Registered Intellectual Property. Schedule 4.9.1(a) lists all material patents, patent applications, copyright registrations, registered domain names, registered trademarks or trade names and applications for registered trademarks and tradenames, that are owned by the Company or a Company Subsidiary (the “Registered Intellectual Property”), and, except as disclosed on Schedule 4.9.1(b), the Company or a Company Subsidiary possesses all right, title and interest in and to the Registered Intellectual Property, free and clear of any Lien, other than Liens which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Except as disclosed on Schedule 4.9.1(c), (i) the Registered Intellectual Property is not subject to any outstanding Governmental Order that adversely affects the validity or enforceability of, or the use of or rights to any Registered Intellectual Property, and (ii) no Action is pending, threatened in writing or, to the Knowledge of the Company, orally threatened that challenges the validity, enforceability, use or ownership of any Registered Intellectual Property or any other Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.
4.9.2.    Right to Use Intellectual Property. The Company or a Company Subsidiary exclusively owns all right, title and interest in and to, or otherwise has the right to use subject only to the terms of the agreements governing such licensed

Intellectual Property, all Intellectual Property and information technology assets used in the Business, and all of those rights will survive the consummation of the Transactions unchanged; provided, however, that the foregoing shall not be interpreted as a representation regarding infringement or misappropriation of third party Intellectual Property, which is dealt with exclusively in Section 4.9.5.
4.9.3.    No Public Software. Except as would not reasonably be expected to have a Material Adverse Effect, no Public Software (i) has been or is distributed in whole or in part in conjunction with any product or service provided or currently contemplated to be provided by the Company or any Company Subsidiary or (ii) has been or is made available (or is currently contemplated to be made available) to remote users as part of a service based on Public Software that under the relevant license would require that any source code be made available to the users.
4.9.4.    No Defects. To the Knowledge of the Company, proprietary Software owned by the Company or any Company Subsidiary (“Company Software”) does not contain (i) any clock, timer, counter, or other limiting or disabling code, design or routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause the software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any person’s ability to use the software after a specific or random number of years or copies or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, the software.
4.9.5.    No Infringement. Except as disclosed on Schedule 4.9.5: (i) to the Knowledge of the Company, the conduct of the Business by the Company and the Company Subsidiaries as currently conducted, and the Company’s and Company Subsidiaries products, processes and services do not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party, and have not done so since January 1, 2013, (ii) since January 1, 2013, neither the Company nor any Company Subsidiary has received any written notice asserting that the conduct of the Business by the Company or a Company Subsidiary infringes or misappropriates (or that any of their respective products, processes or services infringe or misappropriate) any Intellectual Property owned by a third party, and (iii) to the Knowledge of the Company, the Registered Intellectual Property and other material Intellectual Property owned by the Company or a Company Subsidiary is not being infringed on or misappropriated by any third party in any material respect.
4.9.6.    Trade Secrets. To the Knowledge of the Company, the Company and each Company Subsidiary have taken measures to maintain the confidentiality and value of the material confidential information necessary for the operation of the Business as currently conducted, including all Company Software. To the Knowledge of the Company, no such material confidential information has been disclosed by the Company to any person except pursuant to non-disclosure agreements that obligate that Person to maintain the confidentiality of such information.
4.9.7.    Employee and Contractor Agreements. The Company and each Company Subsidiary have valid and enforceable written agreements with all U.S.-based salaried employees that have conceived, developed, acquired or created any Intellectual Property that is material to the Business of the Company and the Company Subsidiaries, pursuant to which agreements the entire and unencumbered right, title and interest in and to that Intellectual Property is assigned to the Company or a Company Subsidiary and/or vests in the Company or a Company Subsidiary by operation of Law. The Company or a Company Subsidiary owns or has the right to use all Intellectual Property that has been developed for it by independent contractors or third parties and is material to the Business of the Company and the Company Subsidiaries.
4.10.    Contracts. Set forth on Schedule 4.10 hereto is a true, complete and correct list of all of the following Contractual Obligations of the Company and the Company Subsidiaries as of the date hereof (each, a “Contract”, and collectively, the “Contracts”):
4.10.1.    any Contractual Obligation for the purchase or sale of inventory, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services (excluding Contractual Obligations between the Company or any Company Subsidiary and its own employees or individual consultants), in each case involving payments that would reasonably be expected to exceed $2,000,000 per annum or $5,000,000 during the stated term of the Contractual Obligation;
4.10.2.    any agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation, in each case involving payments that would reasonably be expected to exceed $500,000 per annum or $1,000,000 during the stated term of the Contractual Obligation;
4.10.3.    all partnership or joint venture agreements with respect to the Company Joint Ventures or to which the Company or any Company Subsidiary is a party;
4.10.4.    any Contractual Obligation under which the Company or any Company Subsidiary is prohibited or restricted from competing (i) in any business, (ii) in any geographic area, and/or (iii) for any current or potential customers anywhere in the world;
4.10.5.    any Contractual Obligation involving employment or individual consulting arrangements of the Company with an employee or individual consultant providing for an annual base compensation in fiscal 2015 or 2016 in excess of $200,000;

4.10.6.    all collective bargaining agreements or other agreements with any labor organization covering employees of the Company or any Company Subsidiary;
4.10.7.    all continuing Contractual Obligations entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of an entity or line of business during the period beginning on July 3, 2008;
4.10.8.    any Contractual Obligation governing Debt of the Company or any Company Subsidiary or Debt in excess of $1,000,000 owed to the Company or any Company Subsidiary;
4.10.9.    any Contractual Obligation under which the Company is a licensor with respect to any Intellectual Property (other than customer contracts entered into in the ordinary course of business);
4.10.10.    any Contractual Obligation under which the Company receives any license with respect to Intellectual Property (other than licenses of Off-the-Shelf Software);
4.10.11.    any Contractual Obligation containing “most favored nation” pricing, “take or pay” provisions, ongoing fulfilment or funding commitments (as distinguished from an individual purchase or sale order, whether or not such purchase or sale order contemplates multiple deliveries or multiple payments), provisions granting exclusive rights with respect to the purchase, sale or distribution of inventory, raw materials, supplies or finished goods, rights of first refusal, rights of first offer, prospective or retroactive price adjustment provisions that automatically adjust the pricing of products and services in connection with price changes of natural gas or other commodities, or similar provisions other than any such Contractual Obligation that is terminable without penalty by the Company or any Company Subsidiary upon less than 90 days prior written notice or that involves payments of less than $2,000,000 per annum or $5,000,000 during the stated term of such Contractual Obligation;
4.10.12.    any material Contractual Obligation with a Governmental Authority;
4.10.13.    any Contractual Obligation with respect to a Transaction Expense; and
4.10.14.    any other Contractual Obligation involving payments that would reasonably be expected to exceed $2,000,000 per annum or $5,000,000 during the stated term of the Contractual Obligation and not otherwise listed on Schedule 4.8.3, Schedule 4.10, Schedule 4.12, Schedule 4.17 or Schedule 4.18 (excluding any intercompany obligations between or among the Company or the Company Subsidiaries).

The Company has made available to Parent a true, complete and correct copy of each of the Contracts. To the Knowledge of the Company, each Contract is Enforceable by the Company in all material respects. Except as set forth on Schedule 4.10, no material breach, material violation or material default by the Company nor, to the Knowledge of the Company, by any other Person, has occurred and is continuing under any Contract, and no event has occurred that with notice or lapse of time would constitute such a breach, violation or default.
4.11.    Change in Condition. Since October 31, 2015, there has not been any change or effect that constitutes a Material Adverse Effect. Except as disclosed on Schedule 4.11, from October 31, 2015 through the date of this Agreement, (i) the Business has been conducted in all material respects in the ordinary course of business (except for steps taken in connection with the negotiation, execution or delivery of this Agreement and related due diligence, or as expressly required by this Agreement), and (ii) neither the Company nor any Company Subsidiary has taken any action that would have required the prior written consent of Parent under Sections 9.1 if such action had been taken after the date of this Agreement and prior to the Closing.
4.12.    Insurance. Set forth on Schedule 4.12 is a true, complete and correct list of all fire liability, product liability, property, casualty, directors and officers, fiduciary liability, workers’ compensation, vehicular, and other insurance policies by which the Company and the Company Subsidiaries are insured (collectively, the “Insurance Policies”), true, complete and correct copies of which have been made available to Parent. Except as set forth on Schedule 4.12, such Insurance Policies are in full force and effect and shall remain in full force and effect following immediately the consummation of the Transactions, other than as replaced by a substantially similar policy prior to Closing. Except as set forth on Schedule 4.12, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Company Subsidiary. To the Knowledge of the Company, all such Insurance Policies are valid and binding in accordance with their terms in all material respects. Except as set forth on Schedule 4.12, since January 1, 2013, neither the Company nor any Company Subsidiary has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies (other than with respect to changes in premium or coverage already reflected in the terms of such current Insurance Policies). All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Schedule 4.12, there are no material claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any Company Subsidiary is in material default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all Legal Requirements and Contractual Obligations to which the Company or any Company Subsidiary is a party or by which it is bound, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect.

4.13.    Tax Matters. Except as set forth on Schedule 4.13:
4.13.1.    all material Tax Returns that were required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed (taking into account any extensions of time in which to file) with the appropriate Tax Authority, and each such Tax Return is true, complete and correct in all material respects;
4.13.2.    all material Taxes owed (or required to be remitted) by the Company or any Company Subsidiary (whether or not shown or required to be shown on any Tax Return) have been timely paid in full to the appropriate Tax Authority;
4.13.3.    all material Taxes required to have been withheld and paid in connection with amounts paid by the Company or any Company Subsidiary to any employee, independent contractor, customer, equity holder or other third party have been withheld and timely paid to the appropriate Tax Authority, and each of the Company and each Company Subsidiary has complied, in all material respects, with all related informational reporting and back-up withholding requirements and has maintained, in all material respects, all required records with respect thereto;
4.13.4.    since January 1, 2013, no deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns referred to in Section 4.13.1 by the Internal Revenue Service (the “IRS”) or any state, local or foreign Tax Authority which have not been fully paid or resolved or adequately reserved for on the Financial Statements;
4.13.5.    since January 1, 2013, neither the Company nor any Company Subsidiary has received written notice of any dispute or claim pending with respect to Taxes of the Company or any Company Subsidiary which has not been resolved, and there are no current Liens on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than (a) for current Taxes not yet due and payable or that are being contested in good faith or (b) Liens which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect;
4.13.6.    no outstanding waivers of statutes of limitations (other than through extensions of time to file Tax Returns) have been given with respect to material Taxes of the Company or any Company Subsidiary;
4.13.7.    there are no written requests for rulings or determinations in respect of any Tax Matter pending between the Company or any Company Subsidiary and any Tax Authority;
4.13.8.    neither the Company nor any Company Subsidiary has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2);

4.13.9.    no Company or Company Subsidiary is a party to any Tax allocation, sharing, reimbursement or similar agreement that is currently in effect, other than an agreement the primary purpose of which is not Taxes;
4.13.10.    since January 1, 2013, no Company or Company Subsidiary has been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return (other than such a Tax Return with respect to which the Company or a Company Subsidiary is the common parent), and no Company or Company Subsidiary has any liability for Taxes of any Person (other than for the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of any other law) as a transferee or successor;
4.13.11.    no Company or Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting initiated by the Company or a Company Subsidiary or a Tax Authority for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) election under Section 108(i) of the Code;
4.13.12.    the Company is, and since its date of formation has been, treated as a “partnership” for U.S. federal and applicable state income Tax purposes; each of PGW Holdings, LLC, Pittsburgh Glass Works, LLC, PGW Auto Glass LLC, KPGW Canadian Holdco, LLC, Pittsburgh Glass Works, ULC and KPGW European Holdco LLC is, and since its date of formation (or, in the case of PGW Auto Glass LLC, since July 3, 2008) has been, treated as a “disregarded entity” for U.S. federal and applicable state income Tax purposes; and each other Company Subsidiary is, and since its date of formation (or, in the case of PGW Technik GmbH, since February 8, 2012) has been, treated as a corporation under Subchapter C of the Code for U.S. federal and applicable state income Tax purposes;
4.13.13.    the unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of December 31, 2014, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Year End Financials and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns; and
4.13.14.    except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all abandoned or unclaimed property reports required to be filed by or with respect to its assets and (ii) has properly paid over (or escheated) to such Governmental Authority all sums constituting abandoned property.
This Section 4.13 and Section 4.14 together contain the sole and exclusive representations and warranties of the Company and the Company Subsidiaries in this Agreement with respect to Taxes, no other section of this Section 4 will be treated as containing any express or implied representations or warranties of the Company and the Company Subsidiaries relating to Tax matters.
4.14.    Employee Benefit Plans.
4.14.1.    Disclosure. The Company has taken all required actions to amend the Severance Plan A, dated March 15, 2009 and revised May 1, 2010, of Pittsburgh Glass Works, LLC (the “Severance Plan”), immediately prior to the execution hereof, to delete in its entirety the second paragraph of Section 5.1 therein. Set forth on Schedule 4.14.1 is a list of all Company Plans. With respect to each Company Plan listed on Schedule 4.14.1, the Company has made available to Parent true, complete and correct copies of each of the following, as applicable: (i) the Company Plan document, together with all amendments thereto, (ii) any summary plan descriptions, (iii) employee handbooks, (iv) in the case of any Company Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination (or opinion) letter, if any, from the IRS, (v) non-discrimination testing results for the two (2) most recent plan years, (vi) in the case of any Company Plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with schedules attached, (vii) the most recent actuarial valuations of any defined benefit pension plan listed on Schedule 4.14.2 or other post-retirement benefit arrangement, such as those listed on Schedule 4.14.5 and (viii) the most recent withdrawal liability estimate, if any, provided by any multiemployer plan listed on Schedule 4.14.2 to the Company or any Company Subsidiary, as applicable.
4.14.2.    No Defined Benefit Pension Plans. Except as set forth on Schedule 4.14.2, none of the Company, nor any Company Subsidiary nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company or any Company Subsidiary under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (collectively, together with the Company and any Company Subsidiary, the “Controlled Group Members”) has ever maintained or been required to contribute to any Pension Plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. With respect to any plan listed on Schedule 4.14.2,
4.14.2.1.    All PBGC-1s required to be filed by the Company have been timely filed;
4.14.2.2.    All Company contributions (including all employer contributions) that are due have been paid and all contributions for any period ending on or before the Closing Date that are not yet due have been paid or accrued in accordance with the past custom and practice of the applicable Controlled Group Member;
4.14.2.3.    No Proceeding by the PBGC to terminate any single-employer defined benefit pension plan set forth on Schedule 4.14.2 has been commenced or, to the Knowledge of the Company, is threatened or anticipated and, to the Knowledge of the Company, no Proceeding by the PBGC to terminate any multiemployer plan set forth on Schedule 4.14.2 has been commenced, or is threatened or anticipated;
4.14.2.4.    No Controlled Group Member has incurred and no Controlled Group Member is reasonably expected to incur any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA) or under the Code with respect to any such plan that has not been satisfied in full, or that would reasonably be expected to result in any liability to Parent, Merger Sub or any of their Affiliates with respect to any such plan;
4.14.2.5.    Except as set forth on Schedule 4.14.2.5, no Controlled Group Member has withdrawn at any time within the preceding six (6) years from any such plan that is a multiemployer plan.
4.14.3.    Company Plan Qualification; Company Plan Administration; Certain Taxes and Penalties. Except as set forth on Schedule 4.14.3, each Company Plan has been administered in compliance in all material respects with its terms and applicable Legal Requirements. Each Company Plan, including any Company Plan that is a single-employer defined benefit plan listed on Schedule 4.14.2 that is intended to be qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, any Company Plan that is a multiemployer plan listed on Schedule 4.14.2, has received a favorable determination letter (or is entitled to rely on a favorable opinion letter) from the IRS or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the Knowledge of the Company, no facts or circumstances exist that would adversely affect such qualified status. Neither the Company nor any Company Subsidiary has been subject, or is reasonably likely to become subject, to an employer shared responsibility payment under Section 4980H of the Code. There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to a Company Plan that would reasonably be expected to result in material liability to the Company.
4.14.4.    All Contributions and Claims and Premiums Paid. Except as set forth on Schedule 4.14.4, (i) all contributions required to be made by the Company or the Company Subsidiaries on account of each Company Plan have been made or accrued on the Financial Statements, in either case, in all material respects, and (ii) there are no Actions relating to a Company Plan pending, threatened in writing or, to the Knowledge of the Company, anticipated other than routine claims for information or benefits in the normal course.
4.14.5.    Retiree Benefits; Certain Welfare Plans. Other than as required under Section 601 et seq. of ERISA, Section 4980B of the Code or as described on Schedule 4.14.5, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with a Company Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt. With respect to any retiree medical coverage described on Schedule 4.14.5, as of the date hereof and to the actual Knowledge of the Company, there have been no catastrophic claims incurred under such coverage for which the Company could seek stop loss coverage under its stop loss insurance policy.
4.14.6.    Change of Control Payments. Except as set forth on Schedule 4.14.6, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event) (i) entitle any current or former employee, consultant, officer, manager or director of the Company or any Company Subsidiary to severance pay or any other compensatory payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any current or former employee, consultant, officer or director, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s or any Company Subsidiary’s rights to administer, amend, or terminate a Company Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth on Schedule 4.14.6, no person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any Subsidiary as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A.
4.15.    Litigation. Except as set forth on Schedule 4.15, and except as would not reasonably be expected to have a Material Adverse Effect, (i) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers, or managers in their capacity as such and (ii) neither the Company nor any Company Subsidiary is subject to any Governmental Order.
4.16.    Environmental Matters. Except as set forth on Schedule 4.16, the operations of the Company and each Company Subsidiary are, and since January 1, 2013 have been, in material compliance with applicable Environmental Law, which compliance includes the possession of and material compliance with all material permits required for those operations under applicable

Environmental Law, and all such material permits are in full force and effect. Except as set forth on Schedule 4.16, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, and except for matters that have been resolved neither the Company nor any Company Subsidiary has received written notice from any other Person, in respect of (i) material noncompliance with any Environmental Law, (ii) any release of any Hazardous Substances on, at or from any property presently or formerly owned, occupied, or operated by the Company or any Company Subsidiary, or (iii) material liability or potential liability of the Company or any Company Subsidiary under Environmental Law. Except as set forth on Schedule 4.16, no material capital expenditures are presently contemplated, proposed or required to be incurred by the Company or any Company Subsidiary for the purpose of complying with Environmental Law. Except as set forth on Schedule 4.16, neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or exposed any Person to any Hazardous Substances in a manner that would reasonably be expected to give rise to any material liability pursuant to Environment Law. There has been no off-site disposal of Hazardous Substances that could give rise to liability on the part of the Company or any Company Subsidiary under Environmental Law except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.16, there has been no release or threatened release of Hazardous Substances on, upon, into or from any site currently or, to the Knowledge of the Company, heretofore owned, leased or otherwise used by the Company or any Company Subsidiary, other than such releases or threatened releases that have not resulted in and are not reasonably likely to result in material liability on the part of the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary has assumed any material liability contractually of any other Person under Environmental Law. The Company has made available to Parent all material documents in the Company’s or any Company Subsidiary’s possession relating to the compliance of the Company and the Company Subsidiaries with, or to liability of the Company or any Company Subsidiary under, Environmental Law or to the environmental condition of the real property currently or formerly owned, occupied or operated by the Company and any Company Subsidiary. NAICS (North American Industry Classification System) code 4231 is appropriate for each location owned or operated by the Company or any Company Subsidiary in the State of New Jersey and no location owned or operated by the Company or any Company Subsidiary in the State of Connecticut generates more than 100 kilograms per month of hazardous waste.
4.17.    Labor Relations. Except as set forth on Schedule 4.17, none of the Company or any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other contract in effect as of the date of this Agreement with a labor organization, trade or labor union, works council, employees’ association or a similar organization representing employees (collectively, “labor agreements”), nor is there, to the Knowledge of the Company, any duty on the part of the Company or any Company Subsidiary to bargain with any labor organization or representative and, to the Knowledge of the Company, there are no labor organizations representing, claiming to represent or seeking to represent any employees of the Company or any Company Subsidiary. The Company has provided to Parent true, complete and correct copies of: (a) each labor agreement and all material amendments, addenda, side letters or supplements in effect as of the date of this Agreement; (b) all documents, charges, complaints, notices or orders received by the Company or any Company Subsidiary from the National Labor Relations Board or any state labor relations agency since January 1, 2013; and (c) any and all material arbitration opinions interpreting or enforcing any labor agreement provided by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound in effect as of the date of this Agreement. None of the Company or the Company Subsidiaries has had any strike, slow down, work stoppage, boycott, picketing, lockout, labor dispute or threat of any of these, or union organizing activity or questions concerning representation related to any of its employees since January 1, 2013.
4.18.    Affiliate Transactions. Except as set forth on Schedule 4.18, the Company, Blocker, and the Company Subsidiaries are not party to any Contractual Obligation with any Company Member or any Affiliate of any Company Member and none of the Company, Blocker or any Company Subsidiaries has been party to any transaction involving any Company Member or Affiliate of any Company Member (other than the payment of salaries, benefits and other compensation in the ordinary course) since January 1, 2015.
4.19.    Customers and Suppliers.
4.19.1.    Schedule 4.19.1 sets forth the top twenty (20) customers to whom any of the Company or the Company Subsidiaries has sold goods or services for the fiscal year ending December 31, 2015. Since January 1, 2015, none of the Company or any Company Subsidiary has received any written notice that any such customer has ceased, or intends to cease, to purchase goods or services from the Company or any Company Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Company Subsidiary.
4.19.2.    Schedule 4.19.2 sets forth the top twenty (20) suppliers or vendors to whom any of the Company or the Company Subsidiaries has paid consideration for goods or services rendered for the fiscal year ending December 31, 2015. Since January 1, 2015, none of the Company or any Company Subsidiary has received any written notice that any such supplier or vendor has ceased, or intends to cease, to supply goods or services to the Company or any Company Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Company Subsidiary.
4.20.    Product Warranty. Since January 1, 2013, no warranties have been given by the Company or any Company Subsidiary other than in the ordinary course of business, and there have not been any material product recalls. Since January 1, 2013, neither the Company nor any Subsidiary has had any material liability or obligation in respect of product recalls.
4.21.    Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder, agent or similar intermediary other than Jefferies LLC and Nomura Securities International, Inc. has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or any Company Subsidiary or on any action taken by the Company or any Company Subsidiary other than fees and commissions that will be paid at or prior to Closing to Jefferies LLC and Nomura Securities International, Inc. There are no continuing Contractual Obligations of the Company or any Company Subsidiary to any financial advisor, finder agent or similar intermediary in connection with any other past, current or prospective transaction.

5.	REPRESENTATIONS AND WARRANTIES RELATED TO BLOCKER.
Except as provided in the disclosure schedules delivered by Blocker Seller to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Blocker Schedules” and, together with the Company Schedules, the “Schedules”), Blocker Seller represents and warrants to Parent and Merger Sub as follows:
5.1.    Organization, Power and Standing of Blocker. Blocker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Blocker Seller has provided Parent with true, complete and correct copies of the Organizational Documents of Blocker.
5.2.    Capitalization.
5.2.8.    Authorized and Outstanding Stock. The authorized and issued and outstanding capital stock of Blocker, including the ownership thereof, is as set forth on Schedule 5.2.1. All of the issued and outstanding shares of capital stock of Blocker have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights or in violation of any applicable securities or other Legal Requirement. There are no other Equity Interests in Blocker.
5.2.9.    Contractual Obligations. Except as set forth on Schedule 5.2.2, Blocker is not party to any Contractual Obligations.
5.3.    No Conflict; Consents. The consummation of the Transactions in accordance with the terms hereof, do not (i) violate, conflict with, breach or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or modification of any provision of, or require any notice or approval under, any Contractual Obligation of Blocker or by which Blocker’s assets are bound, (ii) conflict with, or result in any violation of, any provision of the Blocker’s Organizational Documents, or (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Legal Requirement, or any restriction imposed by, any Governmental Authority applicable to Blocker. No notice to, declaration or filing with, or consent or approval of any Governmental Authority is required by or with respect to Blocker in connection with the consummation by Blocker of the Transactions in accordance with the terms hereof, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required under the HSR Act or the Canadian Competition Act.
5.4.    Assets, Liabilities, Activities. Except as set forth on Schedule 5.4, the assets of Blocker consist solely of Company Class A-2 Units and cash. Except as set forth on Schedule 5.4,

Blocker has no Contractual Obligations. Since its formation, Blocker’s only activities have consisted of holding Company Class A-2 Units and other activities incidental thereto. Blocker has no employees and had never had any employees. At the Effective Time, Blocker shall not have any outstanding obligations or liabilities relating to fees and expenses of lawyers, accountants or other professionals (other than amounts that will be paid solely by Blocker Seller). Blocker neither has nor ever had any liability with respect to any employee plan, program, agreement or arrangement which, if maintained or contributed to by the Company, would be an Employee Plan.
5.5.    Financial Statements, etc. True, complete and correct copies of the unaudited balance sheets of the Blocker as of December 31, 2014 and December 31, 2013 and the related unaudited statements of income for the fiscal years then ended (the “Blocker Financial Statements”) are attached hereto as Schedule 5.5. The Blocker Financial Statements present fairly in all material respects the financial position and results of operation of the Blocker on the dates and for the periods specified therein, subject to absence of notes. The Blocker Financial Statements have been prepared from and in accordance with the books and records of the Blocker.
5.6.    Taxes. Except as set forth on Schedule 5.6:
5.6.1.    all material Tax Returns that were required to be filed by or with respect to Blocker have been duly and timely filed (taking into account any extensions of time in which to file) with the appropriate Tax Authority, and each such Tax Return is true, complete and correct in all material respects;
5.6.2.    all material Taxes owed (or required to be remitted) by Blocker (whether or not shown or required to be shown on any Tax Return) have been timely paid in full to the appropriate Tax Authority;
5.6.3.    all material Taxes required to have been withheld and paid in connection with amounts paid by Blocker to any employee, independent contractor, customer, equity holder or other third party have been withheld and timely paid to the appropriate Tax Authority, and Blocker has complied, in all material respects, with all related informational reporting and back-up withholding requirements and has maintained, in all material respects, all required records with respect thereto;
5.6.4.    since January 1, 2013, no deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns of Blocker by the IRS or any state, local or foreign Tax Authority which have not been fully paid or resolved or adequately reserved for in the Financial Statements;
5.6.5.    since January 1, 2013, Blocker has not received written notice of any dispute or claim pending with respect to Taxes of Blocker which has not been resolved, and there are no current Liens on any of the assets of Blocker that arose in connection with any failure (or alleged failure) to pay any Tax other than (a) for current Taxes not yet due and payable or that are being contested in good faith or (b) Liens which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect;

5.6.6.    no outstanding waivers of statutes of limitations (other than through extensions of time to file Tax Returns) have been given with respect to material Taxes of Blocker;
5.6.7.    there are no written requests for rulings or determinations in respect of any Tax Matter pending between Blocker and any Tax Authority;
5.6.8.    Blocker has not been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return, and Blocker has no liability for Taxes of any Person (other than for Blocker or the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any other law) as a transferee or successor; and
5.6.9.    Blocker is, and since its date of formation has been, treated as a corporation under Subchapter C of the Code for U.S. federal and applicable state income Tax purposes.
This Section 5.6 represents the sole and exclusive representations and warranties with respect to Blocker regarding Taxes, no other section of this Section 5 will be treated as containing any express or implied representations or warranties of Blocker relating to Taxes.
5.7.    Ownership of Units. Blocker is the sole record holder of each issued and outstanding Class A-2 Unit set forth opposite its name on Schedule 4.2.1, free and clear of all Liens other than restrictions on transfer imposed by securities laws and the Company’s Organizational Documents. Except as set forth in the Company’s Organizational Documents, Blocker has not granted any option or right, and is not a party to or bound by any agreement, that requires, or upon the passage of time, the payment of money or occurrence of any other event would require, it to transfer any of its Class A-2 Units to any Person.

6.	REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLER.
Except as provided in the Blocker Schedules, Blocker Seller represents and warrants to Parent and Merger Sub as follows:
6.1.    Organization, Power and Standing of Blocker Seller. Blocker Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.
6.2.    Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Blocker Seller and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement is Enforceable against Blocker Seller in accordance with its terms. Blocker Seller has caused the Blocker to duly authorize and approve the Merger.

6.3.    Non-Contravention, etc. The execution and delivery of this Agreement by Blocker Seller and the consummation by it of the sale of the Purchased Securities hereunder and the consummation by Blocker Seller and Blocker of the Transactions in accordance with the terms and conditions of this Agreement do not and will not constitute, result in or give rise to a breach or violation of or default under any provisions of any Contractual Obligation or the Organizational Documents of Blocker Seller or Blocker or a violation of any Legal Requirement applicable to Blocker Seller or Blocker. No notice to, declaration or filing with, or consent or approval of any Governmental Authority is required by or with respect to Blocker Seller in connection with the execution and delivery by Blocker Seller of this Agreement, and the consummation by Blocker Seller of the Transactions in accordance with the terms hereof, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required under the HSR Act or the Canadian Competition Act.
6.4.    Ownership and Transfer of the Purchased Securities. Blocker Seller is the record and beneficial owner of the Purchased Securities, free and clear of any and all Liens. Upon execution and delivery of this Agreement and the documentation required hereby, the delivery of the Purchased Securities shall convey to Parent good and marketable title to such Purchased Securities, free and clear of any and all Liens.
6.5.    Litigation. There is no Action pending or threatened in writing against Blocker Seller or its Affiliates (other than the Company and the Company Subsidiaries) (i) which has had or would have a material adverse effect on the ability of Blocker Seller to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the Transactions.
6.6.    Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder agent or similar intermediary has acted on behalf of Blocker Seller or Blocker in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Blocker Seller or Blocker or on any action taken by Blocker Seller or Blocker. There are no continuing Contractual Obligations of Blocker to any financial advisor, finder agent or similar intermediary in connection with any other past, current or prospective transaction.

7.	REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDER PARTIES.
Each Seller other than Blocker Seller represents and warrants to Parent and Merger Sub solely as to itself and no other Seller as follows:
7.1.    Organization, Power and Standing of Seller. Such Seller is an entity duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.
7.2.    Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement is Enforceable against such Seller in accordance with its terms.
7.3.    Non-Contravention, etc. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transactions in accordance with the terms and conditions of this Agreement do not and will not constitute, result in or give rise to a breach or violation of or default under any provisions of any Contractual Obligation or the Organizational Documents of such Seller (if applicable) or a violation of any Legal Requirement applicable to such Seller.
7.4.    Governmental Consents and Approvals. No authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of such Seller is required for or in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act or the Canadian Competition Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such authorizations, consents, approvals or other orders, declarations, or filings, which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transactions or to perform such Seller’s obligations under this Agreement and the Escrow Agreement.
7.5.    Ownership Units. Such Seller is the record and beneficial owner of the Class A-1 Units set forth next to such Seller’s name on Schedule 4.2.1, free and clear of any and all Liens.
7.6.    Litigation. There is no Action pending or threatened in writing against such Seller (i) that has had or would have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the Transactions.
7.7.    Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder agent or similar intermediary has acted on behalf of such Seller in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with such Seller or on any action taken by such Seller. There are no continuing Contractual Obligations of such Seller to any financial advisor, finder agent or similar intermediary in connection with any other past, current or prospective transaction.

8.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
Parent and Merger Sub, jointly and severally, represent and warrant to the Company and Blocker Seller that:
8.1.    Corporate Matters.
8.1.1.    Organization, Power and Standing of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations under such agreements and to consummate the Transactions. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.
8.1.2.    Authorization and Enforceability. This Agreement has been, and the Escrow Agreement (in the case of Parent) will be, duly authorized, executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each such agreement is (or, in the case of the Parent, the Escrow Agreement will be) Enforceable against Parent and/or Merger Sub, as applicable, in accordance with its terms.
8.1.3.    Non-Contravention, etc. The execution and delivery of this Agreement and the Escrow Agreement (in the case of Parent) by each of Parent and/or Merger Sub, as applicable, and the consummation by each them of the Transactions, do not and will not constitute, result in or give rise to a breach or violation of or a default under any provision of any Contractual Obligation or the Organizational Documents of Parent or Merger Sub or a violation of any Legal Requirement applicable to Parent or Merger Sub.
8.2.    Governmental Consents and Approvals. No authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of Parent or Merger Sub is required for or in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act or the Canadian Competition Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) a such authorizations, consents, approvals or other orders, declarations, or filings, which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions or to perform their obligations under this Agreement and the Escrow Agreement.
8.3.    Sufficiency of Funds. Parent and Merger Sub have, and will have on the Closing Date, sufficient funds in immediately available cash to make all payments required by Section 3.4 and otherwise consummate the Transactions and pay all related fees and expenses. There are no circumstances or conditions that would reasonably be expected to delay or prevent the availability of such funds at the Closing. Each of Parent and Merger Sub understands and acknowledges that the obligations of Parent and Merger Sub to consummate the Transactions are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangement or obtaining of any financing, or the availability, grant, provision or extension of any financing to Parent or Merger Sub.
8.4.    Litigation. There is no Action pending or threatened in writing (i) against Parent, Merger Sub or any of their respective Affiliates which has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or the Escrow Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or the Escrow Agreement or any of the Transactions.
8.5.    Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the Transactions based upon agreements or arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.
8.6.    Accuracy of Certain Other Statements. Each of the statements contained in Exhibit A to the side letter delivered by Parent to the Company on the date hereof regarding Parent’s relationships with the Persons identified therein are true, correct and complete in all material respects.

9.	CERTAIN AGREEMENTS OF THE PARTIES.
9.1.    Conduct of Business. Except as otherwise set forth on Schedule 9.1 or as otherwise contemplated by this Agreement, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless Parent provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), the Company and each Company Subsidiary will (i) conduct the Business in all material respects in the ordinary course of business consistent with past practices and (ii) use commercially reasonable efforts, consistent with past practices, to (a) maintain the value of the Business as a going concern, (b) keep available the services of the current officers, key employees of, and consultants to, the Company or any of the Company Subsidiaries (subject to termination in the ordinary course of business or as permitted by this Section 9.1), and (c) keep its business and operations intact and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved after the Closing. Except as otherwise set forth on Schedule 9.1 or as otherwise contemplated by this Agreement, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will not, and will not cause or permit any Company Subsidiary to, without the prior written consent of Parent, which will not be unreasonably withheld, conditioned or delayed:
9.1.1.    amend the Organizational Documents of the Company, any Company Subsidiary or vote in favor of or otherwise consent to any amendment to the Organizational Documents of any Company Joint Venture;
9.1.2.    transfer, issue, sell or dispose of any Equity Interests of the Company or any Company Subsidiary or any of its interest in any Company Joint Venture (other than any issuance of Company Class A Units upon exercise of any Company Unit Option in effect on the date hereof and in accordance with the terms thereof or as expressly contemplated by this Agreement), or repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary (other than repurchases made in connection with the termination of employment of employees of the Company or any Company Subsidiary);

9.1.3.    make any Distributions or transfers of assets to a Company Member (other than compensation paid to any manager, director, officer, employee or individual consultant to, or agent of, the Company in the ordinary course of business or cash dividends and distributions made to holders of Equity Interests in the Company or any Company Subsidiaries in accordance with the applicable Organizational Documents);
9.1.4.    sell, lease, transfer, license or otherwise dispose of or encumber any material assets except (i) for sales or other dispositions of inventory or equipment in the ordinary course of business, (ii) pursuant to existing Contracts, or (iii) non-exclusive license agreements entered into with customers, distributors, or original equipment manufacturers in the ordinary course of business;
9.1.5.    enter into, amend or modify in any material respect or terminate any Contractual Obligation that, if entered into as of or prior to the date hereof, would constitute a Contract or Lease, except in the ordinary course of business or as required by applicable Legal Requirements, or enter into any Contractual Obligation for the purchase of real property;
9.1.6.    other than in the ordinary course of business (i) cancel or compromise any Debt or claim, (ii) waive or release any right of material value or (iii) institute, settle or agree to settle any Action, in the case of each of the foregoing clauses (i), (ii) and (iii), involving any amount greater than $500,000;
9.1.7.    acquire or invest in the Equity Interests of, or lend or contribute capital to, any Person that is not a Company Subsidiary or such Person’s business (whether by merger, sale of stock, sale of assets or otherwise);
9.1.8.    enter into or modify any employment contract or increase (i) the base salary, (ii) the bonus opportunity, (iii) severance or (iv) the employee benefits of any manager, director, officer, employee, or consultant to, or agent of, the Company or any Company Subsidiary, except for increases in the ordinary course of business or as required by a Contract or Company Plan in effect as of the date hereof or as required by applicable Legal Requirements;
9.1.9.    incur any Debt except (i) any capital lease listed on Schedule 4.2.6 or a capital lease that has a value of less than $500,000 in the aggregate and (ii) bank debt incurred in the ordinary course of business under the Term Credit Agreement or Revolving Credit Agreement;
9.1.10.    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Debt or other Liabilities, or incur or provide any other Guarantee, of any Person that is not a Company Subsidiary or the Company, except in the ordinary course of business consistent with past practice and permitted by the Term Credit Agreement or Revolving Credit Agreement;

9.1.11.    incur Liens, except for Liens securing Debt not prohibited by Section 9.1.9;
9.1.12.    enter into any transaction (other than on an arm’s-length basis) with any Affiliate, any of the Company Members or any Affiliate thereof, other than ordinary course transactions with employees consisting of the payment of benefits or compensation or reimbursement of expenses or ordinary course transactions (on an arm’s-length basis) consistent with past practices with PPG Industries, Inc. or any of its Affiliates;
9.1.13.    settle or compromise any claim or liability with respect to a material amount of Tax, change (or make a request to any Tax Authority to change) any material Tax election or other aspect of its method of accounting for Tax purposes, enter into any closing agreement relating to Taxes, file any material amended Tax Return, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return);
9.1.14.    adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;
9.1.15.    change its auditor or change its methods of accounting or accounting practices (including with respect to reserves) in effect as of the date of this Agreement except as required by changes in GAAP;
9.1.16.    establish, adopt, enter into, or terminate any Company Plan, or modify in any material respect the terms of any employee benefit under a Company Plan , in each case, other than as may be required under this Agreement or by Legal Requirements;
9.1.17.    pay any severance or termination pay other than in the ordinary course of business consistent with past practice or as required by any Contract identified on Schedule 4.10 or a Company Plan existing as of the date of this Agreement;
9.1.18.      hire, terminate (except for cause) or transfer any (A) officer, vice president or similar employee with senior management responsibilities, or (B) other than in the ordinary course of business consistent with past practice, hire any non-officer or non-vice president or similar employee;
9.1.19.    effect or permit a “mass layoff” or “plant closing” as those terms are defined under the WARN Act or engage in any action or conduct that triggers application of the WARN Act;
9.1.20.    except as required by any Legal Requirement (in which case reasonable advance notice will be provided to Parent and Merger Sub), recognize any labor union or any other association as the bargaining representative of any employees; or
9.1.21.    except as required by any Legal Requirement (in which case reasonable advance notice will be provided to Parent and Merger Sub), enter into any collective bargaining agreement, or negotiations for a collective bargaining agreement, with any labor union or other association with respect to any employees;
9.1.22.    enter into any agreement or arrangement that limits or otherwise expressly restricts the Company or any of its Subsidiaries or any of their present or future Affiliates or any successor thereto from engaging or competing in any line of business and/or in any location;
9.1.23.    abandon, invalidate, voluntarily permit to lapse, or fail to pay any periodic filing and maintenance fees with respect to any material Intellectual Property;
9.1.24.    allow any policies or binders of insurance coverage in effect as of the date hereof to lapse or otherwise become ineffective, other than those that are replaced by a substantially similar policy; or
9.1.25.    enter into any Contractual Obligation to do any of the actions referred to in Section 9.1.1 through Section 9.1.24.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement will give to Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing.
9.2.    Preparation for Closing. Merger Sub and Parent, on the one hand, and the Company, on the other hand, will use reasonable best efforts to take or cause to be taken all actions necessary or desirable to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement including making all necessary registrations and filings (including filings under the HSR Act, the Canadian Competition Act and any other applicable Legal Requirements) with any Governmental Authority, and obtaining all necessary waivers, consents and approvals from, and taking all steps to avoid any action or proceeding by, any Governmental Authority, subject to the following:
9.2.10.    Regulatory Compliance.
9.2.10.1.    Parent, Merger Sub and the Company will use their reasonable best efforts to prepare, and as promptly as practicable make, all necessary registrations and filings with the appropriate Governmental Authorities, including a notification with respect to the Transactions pursuant to the HSR Act, a request for an advance ruling certificate pursuant to Section 102 of the Canadian Competition Act and notifications pursuant to Part IX of the Canadian Competition Act (the “Competition Act Filing”), or any notification required pursuant to any other applicable foreign antitrust or competition laws or regulations (indicating with each such notification and filings a request for early termination or acceleration of any applicable waiting period), supply all information requested by Governmental Authorities in connection with the HSR Act notification, the Competition Act Filing, or any other applicable foreign antitrust or competition laws or regulations and will consider in good faith the views of the other party in responding to any such request. Parent will be solely responsible for all filing fees required to be paid in connection therewith. The parties will use their respective reasonable best efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the Transactions and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the Transactions. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities, such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act, the Canadian Competition Act or any other applicable foreign antitrust or competition laws or regulations. The parties will use their respective reasonable best efforts to resolve favorably any review or consideration of the antitrust aspects of the Transactions by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws.
9.2.10.2.    In furtherance and not in limitation of the covenants of the parties contained in this Section 9.2.1, each party hereto will each use its reasonable best efforts to (i) avoid the entry of, or have vacated or terminated, any Governmental Order that would restrain, prevent or delay the consummation of the Transactions, including, without limitation by defending through litigation on the merits any claim asserted in any court, agency or other proceeding by any Person, including a Governmental Authority, and (ii) avoid or eliminate any impediment under any applicable Legal Requirement related to antitrust that may be asserted by any Governmental Authority with respect to the Transactions so as to enable their consummation as soon as reasonably possible; provided that no party shall be required to proffer or agree to license, sell or lease or otherwise dispose of or hold separate pending such disposition any of its or its Affiliates’ assets, rights, product lines, businesses or other operations or assets.
9.2.10.3.    Each of the Company, Parent and Merger Sub will promptly notify the other parties of any substantive communication it or its Affiliates receive from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties hereto to review in advance any proposed communication by it to any Governmental Authority. None of the Company, Parent or Merger Sub will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting.
9.2.11.    Consents, etc. Prior to the Closing Date, upon Parent’s written request and at Parent’s expense, the Company will use commercially reasonable efforts (but the Company will have no obligation to pay any fees or incur any expenses or other Liabilities) to secure such written consents or waivers under or with respect to the Contractual Obligations described on Schedule 9.2.2; provided, that Parent shall be primarily responsible for drafting all proposed consent or waiver documentation (subject to the Company’s review and reasonable comment); provided, further, that the obtaining of any such consents or waivers shall not be deemed to be conditions to the obligations of the parties to consummate the Transactions contemplated hereby, and the failure to obtain any such consents or waivers shall not be a breach of this Agreement by the Company.
9.3.    Employees.
9.3.1.    Parent shall cause the Company, and if applicable, the Company Subsidiaries, to provide to their respective employees benefit plans, programs and arrangements with compensation and benefits (other than equity-based compensation) that are substantially similar in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries. Nothing set forth in this Section 9.3.1 will create a contract of employment with or for the benefit of any employee, or change such employee’s status as an employee at-will. Before December 31, 2016, neither Parent nor the Company or any of the Company Subsidiaries (including any person or committee thereof) shall be permitted to modify, amend, terminate or discontinue, in whole or in part, any or all of the provisions of the Severance Plan as in effect immediately prior to the Closing Date. For the avoidance of doubt, any amendment, modification, termination or discontinuance of the Severance Plan on or after December 31, 2016 shall not affect a participant’s right to benefits under the Severance Plan to which the participant became entitled prior to such amendment, modification, termination or discontinuance.
9.3.2.    With respect to any employee benefit plan, program or policy that is made available after the Closing Date to any employee of the Company or any Company Subsidiary as of the Effective Time (a “Company Employee”): (i) all periods of service with the Company or any Company Subsidiary, as applicable, or any predecessor entity thereto, by any such employee prior to the Closing Date will be credited for eligibility, participation and vesting purposes (but not benefit accrual purposes) under such plan, program or policy and for purposes of calculating benefits under any severance, sick leave or vacation plans, and (ii) with respect to any Welfare Plans for which such employee may become eligible after the start of the plan year in which the Closing occurs, the Parent shall or shall make commercially reasonable efforts to cause such plans to provide credit for the year in which the Closing occurs for any co-payments or deductibles and maximum out-of-pocket payments by such employees and to waive all pre-existing condition exclusions and waiting periods, other than (x) to the extent permitted by applicable Legal Requirements, limitations or waiting periods that had not been satisfied under the corresponding Company Plan and (y), in the case of sub-clauses (i) and (ii), to the extent that such credit would result in a duplication of benefits with respect to the same period of service, under corresponding Company Plans prior to the Closing Date. Parent will or will cause the Company to, and if applicable, the Company Subsidiaries to, recognize vacation days previously accrued and reserved by the Company or any Company Subsidiary immediately prior to the Closing Date.
9.3.3.    The parties hereto acknowledge and agree that all provisions contained in this Section 9.3 are included for the sole benefit of the respective parties hereto and shall not create any right, including any third-party beneficiary right, (i) of any employee, former employee or any participant or any beneficiary thereof in any Company Plan or any Employee Plan of Parent, the Company or any Company Subsidiary, or (ii) to employment or continued employment or any term or condition of employment with Parent, the Company or any Company Subsidiary or any Affiliate thereof. Nothing in this Agreement, express or implied, shall (i) be construed as an amendment to or adoption of any collective bargaining agreement, Company Plan, or any other employee benefit or compensation plan, program or arrangement of Parent, the Company, any Company Subsidiary, or any Affiliate thereof, or (ii) interfere with or limit Parent’s, the Company’s or any Company Subsidiaries’ or any of their Affiliate’s ability to amend, modify or terminate any collective bargaining agreement, Company Plan or any other benefit or compensation plan, program, agreement, policy, contract or arrangement or to terminate the employment of any Company Employee for any reason, in each case in accordance with its terms.
9.4.    Access Prior to Closing.
9.4.1.    The Company will, and will cause each Company Subsidiary to, permit Parent and its directors, officers, employees, agents, attorneys, accountants, investment bankers and other appropriate representatives to have reasonable access, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to the employees, properties and books and records of the Company and each of the Company Subsidiaries, (i) during normal working hours, (ii) under the reasonable supervision of the personnel of the Company and the Company Subsidiaries, (iii) at Parent’s expense and (iv) upon reasonable notice, to familiarize itself with the respective properties, business and operating and financial conditions of the Company and the Company Subsidiaries to the extent that Parent and its representatives do not unreasonably disrupt the personnel and operations of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, (x) no such Person will have access (1) to personnel records of the Company or any Company Subsidiary relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Company Subsidiary to risk of liability or (2) for purposes of conducting any environmental sampling or testing except with the Company’s prior written consent and (y) neither the Company nor any Company Subsidiary will be required to disclose any information if doing so (1) could violate any Contractual Obligation or Legal Requirement to which the Company or any Company Subsidiary is a party or is subject or (2) it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).
9.4.2.    All information provided pursuant to Section 9.4.1 will be subject to the confidentiality agreement dated August 17, 2015 between the Company and Parent (the “Confidentiality Agreement”) and Section 9.9.
9.4.3.    The Company will, and will cause each Company Subsidiary to, permit Parent and its directors, officers, employees, agents, attorneys, accountants, and other appropriate representatives to have reasonable access, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to the employees, properties and books and records of the Company and each of the Company Subsidiaries, (i) during normal working hours, (ii) under the reasonable supervision of the personnel of the Company and the Company Subsidiaries, (iii) at Parent’s expense and (iv) upon reasonable notice, in order for any party to comply with the notice and reporting provisions available under the China State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin 2015 No. 7), dated February 3, 2015, as amended. The parties will (x) use their respective reasonable best efforts and will cooperate fully with one another to comply as promptly as practicable with any such notice and reporting provisions that may be applicable to the Transactions and are invoked by any party and (y) furnish to the other parties and, upon request, to the China State Administration of Taxation, such information and assistance as may be reasonably requested in connection with the foregoing.
9.5.    Access After Closing. Subject to the next sentence, for a period of five years after the Closing Date, Parent will, and agrees to cause the Surviving Entity and each of its Subsidiaries to, preserve and keep, and the Representative, the Company Members and their directors, officers and Affiliates and their respective representatives will have reasonable access to, the books and records of the Surviving Entity and its Subsidiaries to the extent that such access may reasonably be required by such Persons in connection with matters relating to or affected by the ownership of the Company or any Company Subsidiary prior to the Effective Time. Such access will be afforded by the Surviving Entity and its Subsidiaries upon receipt of reasonable advance notice, during normal business hours, under the reasonable supervision of the personnel of the Company and the Company Subsidiaries, and at the expense of the party requesting such access. If the Surviving Entity or any such Subsidiary desires to dispose of any such books and records prior to the expiration of such five year period, the Surviving Entity will, prior to such disposition, notify the Representative and give the Company Members and their directors, officers and Affiliates and their representatives a reasonable opportunity, at such parties’ expense, to segregate and remove such books and records as such Persons may select.
9.6.    Indemnification of Managers, Directors, Officers and Employees.
9.6.1.    From and after Closing, Parent shall, or shall cause the Surviving Entity and each of the Surviving Entity’s Subsidiaries to, exculpate, indemnify and hold harmless all individuals who at any time prior to or at the Effective Time were, are or will be managers, directors, officers, employees and agents of the Company and the Company Subsidiaries (collectively, “D&O Indemnified Persons”) to the fullest extent currently provided under the Organizational Documents of the Company and the Company Subsidiaries and permitted by Legal Requirements from and against all losses, claims, damages, liabilities, fines, penalties, judgments, amounts paid in settlement, interest, costs and expenses (including advancement in each instance of the fees, costs and expenses of counsel and experts as incurred) arising out of acts or omissions by any D&O Indemnified Persons at or prior to the Effective Time. Without limiting the foregoing, from and after Closing, the exculpation, indemnification and advancement provisions in the Organizational Documents of the Company and the Company Subsidiaries, in each case as of the date of this Agreement, will not be repealed, terminated, limited, amended or in any other way changed, in any way adverse to the D&O Indemnified Persons, for at least six years after the Effective Time. With respect to any right to indemnification or advancement of D&O Indemnified Persons with respect to actions taken or omissions to act occurring at or prior to the Effective Time, the Surviving Entity and each of its Subsidiaries, as applicable, shall be the indemnitor of first resort, responsible for all such indemnification or advancement that any D&O Indemnified Persons may have from any direct or indirect equity holder of the Company (or any Affiliate thereof) and without right to seek subrogation, indemnity or contribution.
9.6.2.    If the Surviving Entity or any of its Subsidiaries (or, in each case, any of its successors or assigns) transfers all or substantially all of its properties and assets to any Person (whether by merger, sale of equity, sale of assets, recapitalization or any other transaction or series of transactions), then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Entity or its Subsidiary, as applicable, fully assume the obligations set forth in this Section 9.6. This Section 9.6 will be for the benefit of, and will be enforceable by, the D&O Indemnified Persons, and their respective heirs, executors, administrators and estates, and such Persons will be intended third-party beneficiaries of this Agreement for such purposes.

9.6.3.    The Company will maintain, through the Effective Time, the Company’s and the Company Subsidiaries’ existing directors’ and officers’ insurance, fiduciary liability insurance, professional liability insurance and employment practices liability insurance in full force and effect without reduction of coverage. Not later than the Effective Time, the Company will purchase, in favor of all D&O Indemnified Persons, “tail” coverage under such insurance for a period of at least six years after the Effective Time with such insurers and under such terms as are currently in force. The cost of the foregoing “tail” coverage will be a Transaction Expense and paid at Closing pursuant to Section 3.4.3.
9.6.4.    The rights of each D&O Indemnified Person under this Section 9.6 will be in addition to any rights each such Person may have under the Organizational Documents of the Company and the Company Subsidiaries, or under any Legal Requirement. These rights will survive consummation of the Transactions and may not be eliminated or limited in any way whatsoever. These rights are intended to benefit, and will be enforceable by, each D&O Indemnified Person, and their respective heirs, executors, administrators and estates, and each such Person will be an intended third-party beneficiary of this Agreement for such purposes.
9.7.    Exclusivity. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will not, nor will it permit any of its Affiliates, officers, managers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to (i) take any action to solicit, encourage, initiate, engage in or otherwise facilitate discussions or negotiations with, (ii) provide any information to, or (iii) enter into any agreement with any Person (other than Parent and its Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Company, other than assets sold in the ordinary course of business.
9.8.    Waiver of Conflicts; Privilege. Each of Parent and Merger Sub, on behalf of its itself and each of its Affiliates (including the Surviving Entity and each of its Subsidiaries following the Effective Time) (collectively, the “Parent Related Parties”) hereby waives any claim that Ropes & Gray LLP or any other legal counsel representing the Company or any of the Company Subsidiaries prior to the Effective Time (each a “Prior Company Counsel”) in connection with this Agreement, the negotiation thereof or the Transactions (each a “Pre-Closing Representation”) has or will have a conflict of interest or is or will be otherwise prohibited from representing the Representative, Blocker Seller, any Equityholder (other than Blocker), or any officer, director, member, manager or Affiliate of the Representative, Blocker Seller or any Equityholder (collectively, the “Seller Related Parties,” which for the avoidance of doubt will not include the Surviving Entity or any of its Subsidiaries following the Effective Time) in any dispute with any of the Parent Related Parties or any other matter relating to this Agreement, the negotiation thereof or the Transactions, in each case, after the Effective Time, even though the interests of one or more of the Seller Related Parties in such dispute or other matter may be directly adverse to the interests of one or more of the Parent Related Parties and even though Prior Company Counsel may have represented the Company or one or more of the Company Subsidiaries in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more of the Parent Related Parties. Each of Parent and Merger Sub, on behalf of all of the Parent Related Parties, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Seller Related Parties or the Company or one or more of the Company Subsidiaries (with respect to the Company or one or more of the Company Subsidiaries, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation (the “Seller Parties’ Pre-Closing Confidential Communications”), the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by the Representative (on behalf of the Seller Related Parties), and shall not pass to or be claimed by any Parent Related Parties following the Effective Time. All books, records and other materials of the Company and the Company Subsidiaries in any medium containing or reflecting any of the Seller Parties’ Pre-Closing Confidential Communications or the work product of legal counsel with respect thereto, are hereby assigned and transferred to the Representative. Without limitation of the foregoing, no Parent Related Parties may use or rely on any communications described in the immediately preceding sentence in any claim, dispute, action, suit or proceeding against or involving any of the Seller Related Parties. Notwithstanding the foregoing, if after the Effective Time a dispute arises between Parent, Blocker, the Surviving Entity or one or more of its Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) the Representative or the Equityholders or Blocker Seller or one or more of their Affiliates, on the other hand, then Parent, Blocker, the Surviving Entity or such Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, that none of Parent, Blocker, the Surviving Entity or any of its Subsidiaries may waive such privilege without the prior written consent of the Representative. This Section 9.8 is for the benefit of the Seller Related Parties and each Prior Company Counsel, and the Seller Related Parties and each Prior Company Counsel are intended third party beneficiaries of this Section 9.8. This Section 9.8 shall survive the Closing indefinitely, shall be irrevocable, and no term of this Section 9.8 may be amended, waived or modified, without the prior written consent of the Representative and the Prior Company Counsel affected thereby. Each of Parent and Merger Sub acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 9.8.
9.9.    Confidentiality. Parent and Merger Sub will treat, and will cause their respective Affiliates, counsel, accountants and other advisors and representatives to treat, all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 14.2 in accordance with its terms.
9.10.    Restrictive Covenants.
9.10.1.    Nondisclosure. Each Seller covenants and agrees that for a period of two years following the Closing Date, such Seller shall not disclose or use,

directly or indirectly, any Confidential Information (as defined below) except in connection with such Seller’s continuing commercial relationship with the Company or any Company Subsidiary, or except as otherwise provided below. If the disclosure of Confidential Information is required by any Legal Requirement, such Seller agrees to use such Seller’s commercially reasonable efforts to provide Parent an opportunity to object, at its sole expense, to the disclosure and shall give Parent as much prior written notice as is commercially reasonable under the circumstances. Nothing in this Section 9.10.1 shall limit the disclosure of any Confidential Information (i) to the extent required by applicable Legal Requirements (provided, that, unless legally prohibited, such Seller shall give Parent prior notice of such legally compelled disclosure as promptly as reasonably practicable), (ii) in connection with the defense or prosecution of any Action or claim (including, any Action arising from or relating to this Agreement or the Transactions or other documents and agreements entered into in connection with the Agreement (whether or not Parent is a party)), (iii) as necessary in connection with the preparation, filing and delivery of Tax Returns, insurance claims and/or financial reports, (iv) if applicable, to such Seller’s investors and prospective investors in funds Affiliated with such Seller for ordinary course reporting or marketing purposes so long as such investors and prospective investors are bound by confidentiality obligations with respect to such disclosure and information or (v) to representatives of such Seller and its Affiliates who have a need to know in connection with any of the foregoing. For purposes of this Section 9.10.1, “Confidential Information” means all confidential or proprietary information of the Company or any Company Subsidiary or any Seller relating to the Business or the property and assets of the Company and the Company Subsidiaries; provided, that “Confidential Information” shall not include information which (i) has been, is or becomes generally available to the public other than as a result of a disclosure in violation of such Seller’s obligations under this Section 9.10.1, (ii) information that was or is independently developed by such Seller or any of such Seller’s Affiliates or representatives, or (iii) information which becomes known to such Seller or any of such Seller’s Affiliates or representatives after the date hereof other than as a result of a disclosure in violation of such Seller’s obligations under this Agreement; “Confidential Information” specifically includes information relating to the products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, and trade secrets of the Company or any Company Subsidiary.
9.10.2.    Non-Solicitation. Each Seller covenants and agrees that for a period of 30 months following the Closing Date, such Seller will not, without the prior written consent of Parent, either directly or indirectly, solicit, induce, or attempt to solicit or induce, whether or not for consideration, any employee of the Company or any Company Subsidiary listed on Schedule 9.10.2 to terminate or abandon his or her employment with the Company or any Company Subsidiary; provided, however, that the foregoing restrictions shall not restrict a Seller’s right to (i) solicit any employee whose employment is terminated by Parent or the Company or who has not been employed by the Company for the nine month period prior to the date of such solicitation or hiring, (ii) hire any individual not solicited in violation of this Section 9.10.2 or (iii) conduct general solicitations for employees or public advertisements of employment opportunities (including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement) that are not directed or focused specifically on employees of the Company or any Company Subsidiary.
9.10.3.    Non-Competition. Each Seller covenants and agrees for a period of 30 months following the Closing Date, that such Seller shall not, (a) directly or indirectly, engage in any business that produces, manufactures, or distributes automotive glass, including windshields, backlites, sidelites and sunroofs for automobiles, trucks and vans to Original Equipment Manufacturers or Aftermarket customers (the “Restricted Business”), in any territory or jurisdiction where the Company or any Company Subsidiary conducts the Restricted Business as of the date of this Agreement, or (b) disparage publicly or in the media (or privately to customers or suppliers of the Business) the Company or any Company Subsidiary, or their respective management, operations, business, products or employees; provided, that (x) the acquisition and/or ownership of up to 20% of any class of securities of any Person engaged in a Restricted Business shall not be deemed to be a violation of the provisions of the foregoing clause (a), and (y) commencing an Action, making court filings, providing testimony or documents or taking other actions necessary in connection with, or incident to, the defense or prosecution of any Action in which the interests of such Seller are adverse to Parent, the Company, or any Company Subsidiary (including, any Action arising from or relating to this Agreement or the Transactions or other documents and agreements entered into in connection with the Agreement) shall not be deemed to be a violation of the provisions of the foregoing clause (b). Notwithstanding anything to the contrary contained above, this Section 9.10 is not binding on and shall not apply to:  (A) any mergers and acquisitions activities (including any divestiture) involving PPG Industries, Inc. or any of its Affiliates, including the taking of an ownership interest in, all or any part of any Person or business that is engaged in a Restricted Business or including receiving a note from, or giving a loan to any entity that purchases assets and/or stock from PPG Industries, Inc. and/or its Affiliates and is, directly or indirectly, engaged in a Restricted Business, so long as either (x) PPG Industries, Inc. and/or its applicable Affiliate does not take a direct controlling interest in the entity conducting the Restricted Business, or (y) the Restricted Business conducted by such acquired business represents less than 25% of the revenues of the of the acquired business for its most recently completed fiscal year; (B) Affiliates or businesses of PPG Industries, Inc. at such time as they are no longer Affiliates or businesses of PPG Industries, Inc.; (C) any commercial transaction in the ordinary course of business (excluding mergers, acquisitions, and divestitures but including purchases and sales of products and licenses of technology) between PPG Industries, Inc. and its Affiliates or businesses and any Persons directly or indirectly engaged in a Restricted Business; or (D) the interest currently held directly or indirectly by PPG Industries, Inc. in Belletech Corp. For purposes of this Section 9.10, a direct controlling interest means the right to appoint a majority of the board of directors of the entity conducting the Restricted Business.
9.10.4.    Limitation. This Section 9.10 is not binding on and shall not be deemed to restrict the business activities of any investment fund that is Affiliated with a Kohlberg Seller (unless such investment fund is itself a Seller) or any portfolio company of any Kohlberg Seller or investment fund Affiliated with any Kohlberg Seller.
9.10.5.    Interim Relief. Each Seller for itself solely, acknowledges and agrees that damages alone would be an insufficient remedy for Parent, the Company and the Company Subsidiaries, and that Parent, the Company, and the Company Subsidiaries would suffer irreparable injury, if such Seller violates any applicable provision of this Section 9.10. Accordingly, Parent, the Company or any Company Subsidiary, upon application to a court of competent jurisdiction, will be entitled to injunctive relief to enforce the provisions of this Section 9.10. Parent’s, the Company’s and the Company Subsidiaries’ right to injunctive relief pursuant to this Section 9.10 will be in addition to any other remedies they may have at law or in equity.
9.10.6.    Reasonable Limitations. Each Seller, Parent, and the Company understand and believe that the limitations as to time, geographical area and scope of activity contained in this Section 9.10 are reasonable and necessary to protect the legitimate interests of Parent, the Company, the Company Subsidiaries and the Company Joint Ventures and constitute a material inducement to Parent to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 9.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Legal Requirements in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Legal Requirements. The covenants contained in this Section 9.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
9.11.    Release. Effective as of the Closing, each Seller, on behalf of itself and its controlled Affiliates (other than (A) any portfolio company of any Seller that is an investment fund solely with respect to any arms’ length ordinary course of business activities and (B) Blocker, the Company and the Company Subsidiaries) and their respective officers, directors, managers, equityholders, managers, members, partners, heirs, beneficiaries, successors and permitted assigns (the “Releasing Parties”) hereby irrevocably and unconditionally waives, releases and forever discharges the Company and the Company Subsidiaries and each of their respective past and present directors, managers, officers, employees and agents (the “Released Parties”) from any and all claims, actions, causes of action, suits, debts, damages, liabilities or other obligations of any kind or nature whatsoever, known and unknown, matured or unmatured, existing or claimed to exist, both at law and in equity (collectively, “Claims”) of any Releasing Party against the Released Parties arising on or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring on or prior to the Closing Date, in each case, solely to the extent such Claim is related to (i) the ownership of the Company Class A Units or the Purchased Securities by such Seller or (ii) any Contractual Obligation of the Company or any Company Subsidiary that does not continue after the Closing; provided, however, that nothing contained in this Section 9.11 will be interpreted to release any Released Party from any claims (a) arising under this Agreement, the Escrow Agreement or any other agreement or certificate contemplated hereby, (b) if such Releasing Party was an employee of the Company or any of its Subsidiaries prior to Closing, relating to compensation or benefits under any Company Plan of the Company or any Subsidiary that are due but unpaid prior to the Closing Date, (c) any rights of recovery under any of the insurance policies of the Company by reason of the undersigned’s status as a director, officer, employee or agent of any Company, or as a trustee or fiduciary of any benefit plan, in each instance with respect to periods prior to the Effective Time, (d) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries occurring prior to the Effective Time, (e) any rights to indemnification for serving as an officer, director, agent or employee of the Company, or serving at the request of the Company as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract, (f) any claim which, as a matter of applicable Legal Requirements, cannot be released, in each case, if applicable, or (g) any right of contribution, indemnification or advancement of expenses under the Organizational Documents of the Company or any Company Subsidiary or under any directors’ and officers’ insurance policy of the Company or any Company Subsidiary in effect prior to the Closing or any “tail policy” thereof that is produced in connection with the Closing.
9.12.    Certain Notices; Information.
9.12.1.    From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly notify Parent of (i) any written communication from any Governmental Authority to the Company or any of the Company Subsidiaries in connection with the Transactions, (ii) any written notice received by the Company or an Company Subsidiary from any person alleging that the consent of such person is or may be required in connection with the Transactions, (iii) any material Action commenced against the Company or any of the Company Subsidiaries relating to or involving or otherwise affecting the Business or (vi) the commencement of any Action that relates to the consummation of the Transactions, or (v) any breach of any representation, warranty or covenant of the Company, any Seller or Blocker in this Agreement of which the Company has Knowledge prior to Closing, that would reasonably be expected to cause any of the conditions to closing set forth in Section 10 not to be satisfied. No information or knowledge obtained in any notification pursuant to this Section 9.12 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement or have any effect on the determination of the satisfaction of the conditions to closing set forth in Section 10.
9.12.2.    Until the Closing Date, the Company shall deliver to Parent, within 30 days after the end of each fiscal month, an unaudited consolidated balance sheet and results of operations and cash flows of the Company and the Company Subsidiaries for such calendar month and the year to date, which shall be, subject to the absence of footnotes and year-end audit adjustments, (i) prepared in accordance with GAAP, (ii) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods covered thereby and (iii) have been prepared from and in accordance with the books and records of the Company and the Company Subsidiaries.
9.12.3.    Until the Closing Date, the Company shall deliver to Parent all financial statements and tax returns delivered to any Company Member pursuant to Section 6.1 of the LLC Agreement contemporaneously with the delivery of such information to any Company Member.
9.13.    Termination of Affiliate Agreements. At or prior to the Effective Time, the Company (and, as applicable, each Seller) shall terminate the Contracts identified as item 1 and item 2 on Schedule 4.18.
9.14.    Conduct of Blocker. Except as otherwise set forth on Schedule 9.14 or as otherwise contemplated by this Agreement, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless Parent provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), the Blocker Seller will cause Blocker to use commercially reasonable efforts, consistent with past practices, to  maintain Blocker as a going concern and preserve its material rights and franchises. Except as otherwise set forth on Schedule 9.14 or as otherwise contemplated by this Agreement, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Blocker will not, and Blocker Seller will not cause or permit Blocker to, without the prior written consent of Parent, which will not be unreasonably withheld, conditioned or delayed:
9.14.1.    amend the Organizational Documents of Blocker;
9.14.2.    transfer, issue, sell or dispose of any equity interests of Blocker;
9.14.3.    sell, lease, transfer, license or otherwise dispose of or encumber any of the Purchased Securities;
9.14.4.    enter into any Contractual Obligation;

9.14.5.    acquire or invest in any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);
9.14.6.    engage in any business other than the ownership of the Purchased Securities;
9.14.7.    incur any Debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or incur or provide any other Guarantee of any obligation or Liability of any Person that is not a Company Subsidiary or the Company;
9.14.8.    incur Liens;
9.14.9.    enter into any transaction with any Affiliate, any of the Company Members or any Affiliate thereof;
9.14.10.    settle or compromise any claim or liability with respect to a material amount of Tax, change (or make a request to any Tax Authority to change) any material Tax election or other aspect of its method of accounting for Tax purposes, enter into any closing agreement relating to Taxes, file any material amended Tax Return, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file a Tax Return);
9.14.11.    adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization; or
9.14.12.    change its auditor or change its methods of accounting in effect as of the date of this Agreement except as required by changes in GAAP; or
9.14.13.    enter into any Contractual Obligation to do any of the actions referred to in Section 9.1.1 through Section 9.14.12.

10.	CONDITIONS TO THE OBLIGATION TO CLOSE OF PARENT AND MERGER SUB.
The obligations of each of Parent and Merger Sub to consummate the purchase and sale of the Purchased Securities and the Merger are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by Parent:
10.1.    Representations, Warranties and Covenants. Each of the representations and warranties in Sections 4, 5, 6 and 7 (other than the representation and warranty set forth in the first sentence of Section 4.11) (without giving effect to any materiality, Material Adverse Effect or similar phrases contained therein) shall be true and correct, in each case, as of the Closing Date, as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date), in each case, except for such failures to be true and correct, as would not, in the aggregate, have a Material

Adverse Effect. The representation and warranty set forth in the first sentence of Section 4.11 shall be true and correct in all respects as of the Closing Date, as if made on the Closing Date. The Company and each Seller shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Company or such Seller at or prior to the Closing. Each of the Company (solely with respect to the representations, warranties and covenants of the Company) and each Seller (solely with respect to the representations, warranties and covenants of such Seller) shall have furnished to Parent a certificate, dated as of the Closing Date, to the effect that the conditions specified in this Section 10.1 have been satisfied.
10.2.    Governmental Authorization; Litigation. All necessary filings pursuant to the HSR Act and the Canadian Competition Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated, and Competition Act Approval shall have been obtained. There shall be in effect no Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Transactions, and no litigation instituted by any Governmental Authority seeking to prohibit the consummation of the Transactions or that would cause any of the Transactions to be rescinded following the Closing shall be pending.
10.3.    FIRPTA Statement. Blocker will have provided to Parent a FIRPTA statement and related notice, each in a form reasonably acceptable to Parent conforming to the applicable requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) and the Company will have provided to Parent a FIRPTA statement in a form reasonably acceptable to Parent conforming to the applicable requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i).
10.4.    Escrow Agreement. The Escrow Agreement will have been executed and delivered by the Representative and the Escrow Agent.
10.5.    Payoff Letters and Lien Releases. The Company shall have delivered customary payoff letters and evidence of pending Lien releases in respect of all Debt under each of the Term Credit Agreement and Revolving Credit Agreement.
10.6.    Third Party Consents. Parent shall have obtained the consent of each Person identified on Schedule 10.6 in respect of the matters set forth on Schedule 10.6 in form reasonably satisfactory to Parent.

11.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY AND BLOCKER SELLER.
The obligations of the Company and Blocker Seller to consummate the purchase and sale of the Purchased Securities and the Merger are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Company and Blocker Seller:
11.1.    Representations, Warranties and Covenants. All representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the Closing Date, as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct to the same extent as set forth above). Parent and Merger Sub shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by Parent or Merger Sub at or prior to the Closing. Parent and Merger Sub shall have furnished to the Company a certificate, dated as of the Closing Date, to the effect that the conditions specified in this Section 11.1 have been satisfied.
11.2.    Governmental Authorization; Litigation. All necessary filings pursuant to the HSR Act and the Canadian Competition Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated, and Competition Act Approval shall have been obtained. There shall be in effect no Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Transactions, and no litigation instituted by any Governmental Authority seeking to prohibit the consummation of the Transactions or that would cause any of the Transactions to be rescinded following the Closing shall be pending.
11.3.    Escrow Agreement. The Escrow Agreement will have been executed and delivered by Parent and the Escrow Agent.

12.	NONSURVIVAL; TAX MATTERS; REPRESENTATIVE.
12.1.    Nonsurvival. None of the representations, warranties, covenants or other agreements, in each case, contained in this Agreement or in any instrument or certificate delivered by any party pursuant to or in connection with this Agreement will survive the Closing, and none of the parties nor any Nonparty Affiliate (as defined below) shall have any liability after the Closing for any inaccuracy therein or breach thereof, other than with respect to covenants and agreements to be performed solely following the Closing that will survive in accordance with the terms thereof and the provisions of Section 15 shall survive the Closing. For the avoidance of doubt, but subject to Section 15.14, nothing in this Agreement shall limit any party’s right to bring an action in a court of law or equity for intentional fraud based solely on the representations and warranties set forth in this Agreement or in certificates required to be delivered hereunder in connection with the Closing that is otherwise available to such party and to recover losses from the party who committed such fraud awarded by a court with respect thereto.
12.2.    Tax Matters.
12.2.1.    All transfer, documentary, sales, use, stamp, registration and other similar Taxes (but specifically excluding any income Taxes), if any, arising in connection with the Transactions will be borne 50% by Parent and 50% by the Representative. Each of the parties hereto will prepare and file, and will fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

12.2.2.    Subject to Section 12.2.1, Parent shall prepare or cause to be prepared all income Tax Returns for the Company, the Company Subsidiaries, and Blocker that relate to any Pre-Closing Tax Periods and that are due after the Closing Date at least 45 days before the due date thereof (taking into account extensions). Such Tax Returns shall be prepared in a manner consistent with past practice. Representative shall be permitted to review and comment on any such Tax Returns prior to the filing thereof, and Parent shall (x) with respect to any such income Tax Returns of the Company or any Company Subsidiary, incorporate any reasonable comments requested by Representative and (y) with respect to any such income Tax Returns of the Blocker, consider Representative’s reasonable comments in good faith. Parent, Blocker, the Company or the applicable Company Subsidiary shall timely file (or cause to be timely filed) any such Tax Returns. Following the Closing, none of Parent, the Company or any Company Subsidiary shall amend any Tax Return of the Company, the Blocker, or the Company Subsidiaries to the extent that such Tax Return relates to any Pre-Closing Tax Period without the prior written consent of the Representative, which will not be unreasonably withheld, conditioned or delayed.
12.2.3.    Anything in this Agreement to the contrary notwithstanding, (A) any deductions or other Tax benefits related to the Transactions that occur on or prior to the Closing Date will be allocated to Pre-Closing Tax Periods (except as otherwise required by applicable Legal Requirements) and (B) Parent shall cause the Company and the Company Subsidiaries to make an election under Revenue Procedure 2011-29, to treat 70% of any success based fees that were paid by or on behalf of the Company as an amount that did not facilitate the Transactions and, therefore, treat 70% of such costs as deductible in the Pre-Closing Tax Period that ends on the Closing Date to the extent permitted by applicable Legal Requirements. The Company shall make a Section 754 election on the federal income Tax Return for the period that ends on the Closing Date if such election is not then currently in effect (and any corresponding election available under applicable state or local income Tax law).
12.2.4.    The allocation of any Tax, Tax refund, or Tax benefit attributable to a Straddle Period shall be determined (x) in the case of any Taxes based on or measured by income, receipts, proceeds, activities, gain or similar items, by closing the books of the Company, Blocker and the Company Subsidiaries as of the close of business on the Closing Date, provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis, and (y) in the case of all other Taxes, by multiplying such Taxes by a fraction the numerator of which is the number of days from the beginning of such taxable period through the close of business on the Closing Date and the denominator of which is the total number of days in such taxable period.
12.2.5.    Parent shall promptly notify the Representative upon receipt by Parent or any Affiliate of Parent (including the Company and the Company Subsidiaries) of written notice of any Tax Matter that could result in Tax imposed on the Company Members (or their beneficial owners) with respect to the Company or the Company Subsidiaries. Parent and the Representative shall have the right to share joint control over the conduct and settlement of any Tax Matter that could result in Tax imposed on the Company Members (or their beneficial owners) with respect to the Company or the Company Subsidiaries. In any case where Parent and the Representative control jointly the conduct and settlement of any Tax Matter (or portion or aspect thereof): (i) neither Parent nor the Representative shall accept or enter into any settlement of such Tax Matter (or the relevant portion or aspect thereof) without the consent of the other party, which shall not be unreasonably withheld or delayed, (ii) both Parent and the Representative shall have a right to review and consent, which consent shall not be unreasonably withheld or delayed, to any correspondence or filings to be submitted to any Taxing Authority or Governmental Authority with respect to such Tax Matter (or the relevant portion or aspect thereof) and (iii) both Parent and the Representative shall have the right to attend any formally scheduled meetings with any Taxing Authority or Governmental Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Matter (or the relevant portion or aspect thereof).
12.2.6.    No election under Section 336(e) or 338(g) of the Code, or any similar provision of state, local or non-U.S. Legal Requirements, may be made with respect to the Purchased Securities.
12.2.7.    Promptly following the Effective Time, an independent “Big Four” accounting firm and a nationally recognized commercial real estate firm (or such other Persons as Parent and the Representative mutually agree) (the “Appraiser”) will be jointly engaged by Parent and the Representative to determine the fair market value of the assets of the Company and the Company Subsidiaries (the “Appraisal”). The Appraiser will be instructed to deliver the Appraisal to Parent and the Representative within 120 days after the Effective Time and both Parent and the Representative will have 30 days from receipt of the Appraisal to provide comments to the Appraiser. The Appraiser will consider any such comments and finalize the Appraisal within such 30 day period or, if later, five Business Days after receiving any comments from Parent or the Representative thereto. Within five Business Days of its receipt of the final Appraisal, Parent will prepare and deliver to the Representative an allocation of the purchase price (as determined for Tax purposes) among the assets of the Company and the Company Subsidiaries based on the final Appraisal (the “Allocation”) and in a manner consistent with the Code and the Treasury Regulations promulgated thereunder. Unless the Representative objects to such Allocation within 15 Business Days of its receipt thereof, the Allocation shall be considered final. All costs of the Appraisal will be borne by Parent. Each of Parent, the Company and the Representative shall promptly notify each other of any substantive written or electronic communication it or its Affiliates receive from the Appraiser in connection with the Appraisal (together with copies thereof). None of Parent, the Company or the Representative will participate in any substantive meeting or other substantive discussions with the Appraiser in respect of the Appraisal unless it gives such other parties the opportunity to attend and participate at such meeting or in such other discussions. Parent and the Representative shall (i) have the right to review drafts of the Appraisal and (ii) have access to the Appraiser and will be entitled to discuss the Appraisal process and the Appraisal (and drafts thereof) with the Appraiser. However, if, after the procedures described in this Section 12.2.7 have been satisfied, the parties cannot agree on the final Allocation, then the Allocation shall be submitted to the Arbitrator for resolution, and the procedures set forth in Section 3.7.2 with respect to the Arbitrator shall apply mutatis mutandis. The parties shall file all relevant Tax Returns in a manner consistent with the final Allocation and shall not take any position inconsistent with the final Allocation, unless otherwise required by applicable Legal Requirements.
12.3.    Representative.
12.3.5.    As an integral component of the terms and conditions of this Agreement and the Merger, the Representative is hereby irrevocably appointed, authorized and empowered as the representative of the Equityholders, Blocker Seller and their respective successors and permitted assigns for the purposes specified in this Agreement and the Escrow Agreement and all actions taken by the Representative hereunder and thereunder will be binding upon all such Equityholders, Blocker Seller and their respective successors. The Representative may take any and all actions which it believes are necessary or appropriate in connection with the purposes for which it serves as the Representative as specified in this Agreement and the Escrow Agreement for and on behalf of the Equityholders and Blocker Seller, including, without limitation, approving or contesting the determination of the Total Equity Value and the Blocker Adjustment (or any elements thereof) pursuant to Section 3.7 and all actions in connection with any distributions to be made in respect thereof pursuant to Section 3.8, consenting to, compromising or settling all claims and matters in connection with such determination or distributions, conducting negotiations with Parent and other applicable counterparties and their agents regarding claims and matters in connection with such determination or distributions, dealing with Parent, the Surviving Entity and its Subsidiaries, and the Escrow Agent, under this Agreement and the Escrow Agreement, as applicable, in connection with such determination or distributions, and engaging counsel, accountants or other representatives on behalf of the Equityholders and Blocker Seller in connection with the foregoing matters. Without limiting the generality of the foregoing, the Representative will have full power and authority on behalf of the Equityholders and Blocker Seller to interpret all of the terms and provisions of this Agreement and the Escrow Agreement in connection with the determination of the Total Equity Value and the Blocker Adjustment (or any elements thereof) pursuant to Section 3.7 and all actions in connection with any distributions to be made in respect thereof pursuant to Section 3.8 and to consent to any waiver of this Agreement or the Escrow Agreement, or any amendment of the Escrow Agreement, in each case on behalf of all such Equityholders and Blocker Seller and their respective successors and permitted assigns in connection with the determination of the Total Equity Value and the Blocker Adjustment (or any elements thereof) pursuant to Section 3.7 and all actions in connection with any distributions to be made in respect thereof pursuant to Section 3.8; provided that, notwithstanding the foregoing, this Agreement may only be amended or modified in accordance with Section 15.2. The Representative hereby accepts such appointment.
12.3.6.    Without limiting Section 12.3.1, the Representative is the representative of the Equityholders and Blocker Seller and can act as the true and lawful agent of the Equityholders and Blocker Seller and attorney-in-fact with respect to all matters arising in connection with the determination of the Total Equity Value and the Blocker Adjustment (or any elements thereof) pursuant to Section 3.7 and all actions in connection with any distributions to be made in respect thereof pursuant to Section 3.8, including but not limited to the power and authority on behalf of each Equityholder and Blocker Seller to do any one or all of the following in connection with such determination or distributions:
12.3.6.4.    give any written notices or consents and seek any declaratory judgments, damages or other appropriate relief from a court or other tribunal that the Representative may consider necessary or appropriate in connection with such determination or distribution;
12.3.6.5.    give any written direction to the Escrow Agent as the Representative may consider necessary or appropriate in connection with such determination or distribution;
12.3.6.6.    make, execute and deliver such amendments of the Escrow Agreement, or supplements to this Agreement and the Escrow Agreement, or amendments of and supplements to any other agreements, instruments or documents relating hereto that the Representative may consider necessary or appropriate in connection with such determination or distribution, such authority to be conclusively evidenced by the execution and delivery thereof (provided that, withstanding the foregoing, this Agreement may only be amended or modified in accordance with Section 15.2); and
12.3.6.7.    take all actions and do all things (including but not limited to the execution and delivery of all documents necessary or proper, required, contemplated or deemed advisable by the Representative, serving and receiving process, and commencing, controlling, defending, compromising or settling Actions) that are in the opinion of the Representative necessary or appropriate in connection with, and to act for and in the name of each such Equityholder and Blocker Seller with respect to, such determination and distributions.
12.3.7.    All Representative Expenses (including reasonable attorneys’ and experts’ fees and expenses) incurred by the Representative will first be paid or reimbursed out of the Representative Expense Fund; provided, however that if any fees and expenses paid or costs incurred by the Representative on behalf of any

Equityholder or Blocker Seller exceeds such Equityholder’s or Blocker Seller’s Pro Rata Share of the cash held in the Representative Expense Fund at such time, such excess amount will be promptly reimbursed to the Representative by such Equityholder (or, in the case of the Company Optionholders, to the Surviving Entity for further distribution to each of the Company Optionholders, subject to Section 3.9, through the Company’s payroll system) or Blocker Seller (or, at the election of the Representative, deducted from any release to such Equityholder or Blocker Seller from the Adjustment Escrow Account pursuant to Section 3.8). The Representative will have authority to disburse and pay amounts placed into the Representative Expense Fund and neither Parent nor any of its Affiliates will have any recourse to or other rights in respect of the Representative Expense Fund. At such time as the Representative determines (in its sole discretion) that all or a portion of the Representative Expense Fund will not be needed to pay Representative Expenses, the Representative will cause such portion of the Representative Expense Fund to be paid to the Equityholders (or, in the case of the Company Optionholders, to the Surviving Entity for further distribution to each of the Company Optionholders, subject to Section 3.9, through the Company’s payroll system) and Blocker Seller (in accordance with their respective Pro Rata Shares). All contributions to and disbursements from the Representative Expense Fund will be made by Equityholders and Blocker Seller or to Equityholders (or, in the case of the Company Optionholders, to the Surviving Entity for further distribution to each of the Company Optionholders, subject to Section 3.9, through the Company’s payroll system) or Blocker Seller, as the case may be, based on their respective Pro Rata Shares of the total amount to be so contributed or distributed. If at any time the aggregate amount of Representative Expenses exceeds or, in the Representative’s good faith judgment, may in the future exceed the amount then held by the Representative in the Representative Expense Fund, the Representative will be entitled to establish such reserves as the Representative may determine, in its sole discretion, to be necessary and desirable in connection with the Representative Expenses and any other expenses and costs to be borne by the Representative on behalf of the Equityholders and Blocker Seller under this Agreement or the Escrow Agreement, and may, after the final determination of the Closing Working Capital Amount, the Closing Debt, the Final Transaction Expenses, the Closing Cash and the Blocker Adjustment, and payment of any amounts due to Parent following such determination pursuant to Section 3.7.2, direct the Escrow Agent to make payment of such amounts to be applied to such reserves in lieu of any payment to the Equityholders and Blocker Seller hereunder (in accordance with their respective Pro Rata Shares) out of the cash held in the Adjustment Escrow Account that is otherwise being distributed to the Equityholders and Blocker Seller.
12.3.8.    At any time during the term of the Escrow Agreement, a majority-in-interest of Equityholders and Blocker Seller may, by written consent, appoint a new representative as the Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of Equityholders and Blocker Seller of a majority-in-interest of those Equityholders and Blocker Seller, must be delivered to Parent and, if applicable, the Escrow Agent not less than ten days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or ten days after the date such consent is received by Parent and, if applicable, the Escrow Agent. For the purposes of this Section 12.3.4, a “majority-in-interest of the Equityholders and Blocker Seller” means those Persons entitled to in the aggregate over 50% of the total consideration paid or payable hereunder as of the time of determination.
12.3.9.    In the event that the Representative becomes unable or unwilling to continue in its capacity as the Representative, or if the Representative resigns as such, a majority-in-interest of the Equityholders and Blocker Seller may, by written consent, appoint a new Representative. Notice and a copy of the written consent appointing such new Representative and bearing the signatures of a majority-in-interest of the Equityholders and Blocker Seller must be delivered to Parent and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and, if applicable, the Escrow Agent.
12.3.10.    The Representative will not be liable to any Equityholder or Blocker Seller for any action taken by the Representative in good faith pursuant to this Section 12.3, and each Equityholder and Blocker Seller will indemnify and hold harmless (but only to the extent of his, her or its Pro Rata Share of any liability) the Representative from any losses, claims, damages, liabilities, fines, penalties, judgments, amounts paid in settlement, interest, costs and expenses (including the fees, costs and expenses of counsel and experts) arising out of it serving as the Representative hereunder. The Representative is serving in that capacity solely for purposes of administrative convenience, and is not and will not be personally liable in such capacity for any of the payment obligations to be funded by the cash held in the Adjustment Escrow Account, and each of Parent and Merger Sub agrees the personal assets of the Representative, acting in such capacity, will not in any way be a source for the satisfaction of any obligations under this Agreement or otherwise related to the Transactions, including obligations to be funded by the cash held in the Adjustment Escrow Account.
12.3.11.    Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, no Equityholder or Blocker Seller shall have any right to, or any interest or claim relating to the Adjustment Escrow Amount or Representative Expense Fund unless and until it has been finally determined in accordance with the terms and conditions of this Agreement or the Escrow Agreement that such funds or other property are to be distributed to such Equityholder or Blocker Seller in accordance with the terms and conditions of this Agreement or the Escrow Agreement, as applicable.
12.3.12.    Parent, Merger Sub and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Representative as to the settlement of any claims against the Adjustment Escrow Amount pursuant to the Escrow

Agreement or as to any actions required or permitted to be taken by the Representative hereunder or under the Escrow Agreement. The Representative hereby represents and warrants to Parent and Merger Sub that (i) it has been duly formed and is validly existing as a limited liability company under the laws of the State of Delaware, (ii) it has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to take all actions contemplated to be taken by the Representative hereunder and thereunder, (iii) the execution and delivery by the Representative of this Agreement and the Escrow Agreement and the performance by the Representative of its obligations hereunder and thereunder do not and will not conflict with or violate any provision of any Legal Requirement applicable to, or the Organizational Documents of, the Representative, and (iv) no authorization, consent, approval or other order of, declaration to, or filing with, any Person or Governmental Authority by or on behalf of the Representative is required for or in connection with the execution and delivery of this Agreement or the Escrow Agreement by the Representative or the performance of its obligations hereunder except for such authorizations, consents, approvals, orders, declarations, or filings, that, in the aggregate, would not have a material adverse effect on the ability of the Representative to perform its obligations hereunder.

13.	CONSENT TO JURISDICTION; JURY TRIAL WAIVER; ATTORNEYS’ FEES.
13.1.    Consent to Jurisdiction. Subject to Section 3.7, each party to this Agreement, by its execution hereof, hereby irrevocably: (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if but only if such Court declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, for the purpose of litigating any action, proceeding or suit (at law or in equity, in contract, tort or otherwise) arising out of or in connection with this Agreement or the subject matter hereof, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, proceeding or suit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, proceeding or suit brought in one of the above-named courts is improperly venued, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, (iii) agrees not to commence any such action, proceeding or suit other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, proceeding or suit to any court other than (subject to clause (i) above) one of the above-named courts whether on the grounds of inconvenient forum or otherwise, or to seek to stay or dismiss any such action, proceeding or suit in favor of any proceeding in any other forum and (iv) consents to service of process in any such action, proceeding or suit in any manner permitted by applicable law, or by delivery to it by an overnight courier service recognized in the United States and guaranteeing overnight delivery at its address specified pursuant to Section 15.5, and agrees that such service of process in any such action, proceeding or suit shall be good and sufficient. Notwithstanding the foregoing, a party may commence an action, proceeding or suit in any jurisdiction to enforce an order or judgment of one of the above-named courts.

13.2.    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION, PROCEEDING OR SUIT DESCRIBED IN SECTION 13.1. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.1 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.2. WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
13.3.    Attorneys’ Fees and Expenses. In the event any party brings an action to enforce or determine any rights under this Agreement or the Transactions, the parties agree that the court referred to in Section 13.1 shall, only upon a clear demonstration that one party is the non-prevailing party in such action, order the non-prevailing party to pay the reasonable out-of-pocket attorneys’ fees and expenses incurred by the prevailing party and, promptly after the entry of a final and nonappealable order of such court to such effect, the non-prevailing party shall pay to the prevailing party all such costs and expenses.

14.	TERMINATION.
14.1.    Termination. This Agreement may be terminated by the parties only as provided below:
14.1.13.    Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.
14.1.14.    Parent may terminate this Agreement by delivering written notice to the Company and Blocker Seller at any time prior to the Closing in the event any of the representations or warranties set forth in Section 4, Section 5, Section 6 or Section 7 shall not be true and correct, or if the Company or any Seller has failed to perform any covenant or agreement on the part of the Company or any Seller set forth in this Agreement, in either case, such that a condition to Closing set forth in Section 10 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to the Company; provided, that Parent or Merger Sub are not then in breach of this Agreement so as to cause a condition to Closing set forth in Section 11 not to be satisfied.
14.1.15.    The Company may terminate this Agreement by delivering written notice to Parent at any time prior to the Closing in the event any of the representations or warranties of Parent and Merger Sub set forth in Section 8 shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 11 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to Parent; provided, that the Company is not then in breach of this Agreement so as to cause a condition to Closing set forth in Section 10 not to be satisfied.
14.1.16.    Parent, on the one hand, or the Company, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after June 27, 2016 if the Transactions have not been consummated by such date and the party seeking to terminate this Agreement pursuant to this Section 14.1.4 has not (provided that, if such party is Parent, neither Parent nor Merger Sub has or if such party is Company, none of the Company, Blocker or any Seller has) breached any of its representations, warranties, covenants or agreements under this Agreement in any manner that has proximately caused the failure to consummate the Transactions on or before such date.
14.1.17.    Parent, on the one hand, or the Company, on the other hand, may terminate this Agreement by providing written notice to the other prior to the Closing if any Governmental Authority having competent jurisdiction issues a Governmental Order permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such Governmental Order has become final and nonappealable.
14.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 14.1, all obligations of the parties hereunder will terminate without any further liability of any party to any other party, except that (i) the provisions of this Section 14.2 and Section 15 (other than the provisions of Section 15.11) shall survive termination of this Agreement and (ii) nothing herein will relieve any party hereto from any liability for intentional fraud based on the express representations and warranties in this Agreement or any willful and material breach of the provisions of this Agreement prior to such termination (which, for the avoidance of doubt, will be deemed to include any failure by a party to consummate the Transactions if it is obliged to do so hereunder). In addition, no termination of this Agreement will affect the obligations contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.

15.	MISCELLANEOUS.
15.1.    Entire Agreement; Waivers. This Agreement, the Exhibits and Schedules hereto, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter; provided, however, nothing in this Agreement supersedes any obligations of PPG Industries, Inc. or the Company under that certain Asset Purchase Agreement dated July 3, 2008, as amended prior to the date hereof, among PPG Industries, Inc., the Company and certain other parties, solely to the extent that any such obligations continue to exist pursuant to the terms of such agreement. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), will constitute a continuing waiver unless otherwise expressly provided nor will be effective unless in writing and executed by the party making such waiver.
15.2.    Amendment or Modification. The parties hereto may amend or modify this Agreement only by a written instrument executed by each of the parties hereto.
15.3.    Severability. In the event that any provision hereof is held by any Governmental Authority of competent jurisdiction to be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it will not invalidate, render unenforceable or otherwise affect any other provision hereof.
15.4.    Successors and Assigns. No assignment by any party hereto will be permitted without the prior written consent of the other parties hereto and any such attempted assignment without consent will be null and void, and no permitted assignment by any party will relieve such party of any of its obligations hereunder.
15.5.    Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and (x) delivered personally, (y) sent by confirmed facsimile or email (as a PDF file) or (z) sent by an overnight courier service recognized in United States and guaranteeing overnight delivery, in each case if received before 5:00 p.m. on a Business Day at the recipient’s location, otherwise the next Business Day, addressed as follows:

If to the Company, prior to Closing, to it:
c/o Kohlberg & Co., L.L.C. 111 Radio Circle Mt. Kisco, NY 10549 Attention: Ahmed Wahla Evan Wildstein Telephone Number: (914) 241-7430 Facsimile Number: (914) 241-7476

With a copy to (which shall not constitute notice):
Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Attention: Christopher Rile, Esq. Telephone Number: (212) 841-0649 Facsimile Number: (646) 728-1525

If to Parent or Merger Sub or, after the Closing, the Surviving Entity, to:
LKQ Corporation 500 West Madison Street, Suite 2800 Chicago, Illinois 60661 Attention: General Counsel Facsimile: (312) 207-1529

With a copy to (which shall not constitute notice):
K&L Gates LLP 70 West Madison Street, Suite 3100 Chicago, Illinois 60602 Attention: J. Craig Walker Facsimile: (312) 827-8179 Email: craig.walker@klgates.com

If to the Representative (or any Seller other than PPG Industries, Inc.) to it:
c/o Kohlberg & Co., L.L.C. 111 Radio Circle Mt. Kisco, NY 10549 Attention: Ahmed Wahla Evan Wildstein Telephone Number: (914) 241-7430 Facsimile Number: (914) 241-7476

With a copy to (which shall not constitute notice):
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Christopher Rile, Esq.
Telephone Number: (212) 841-0649
Facsimile Number: (646) 728-1525

If to PPG Industries, Inc.:

PPG Industries, Inc.
One PPG Place
Pittsburgh, PA 15272
Attention: Vice President, Corporate Development
Facsimile Number: (412) 434-3332

With a copy to:

PPG Industries, Inc.
One PPG Place
Pittsburgh, PA 15272
Attention: General Counsel
Facsimile Number: (412) 434-2490

Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.
15.6.    Public Announcements. Prior to Closing, no party hereto will issue or make any report, statement or release to the public (including, before Closing, the employees, customers and suppliers of the Company or the Company Subsidiaries) with respect to this Agreement or the Transactions without the consent of the Parent and the Company, which consent will not be unreasonably withheld, conditioned or delayed (it being understood that Parent consents to the disclosure of this Agreement or the Transactions to any Person for which Parent requests consent pursuant to Section 9.2.2), except as such release or announcement may be required by any Legal Requirement or the rules or regulations of any stock exchange or applicable Governmental

Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall provide the other party reasonable time to comment on such release or announcement in advance of such issuance and shall reasonably consider in good faith any such comments, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by any Legal Requirement in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.
15.7.    Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof, are not intended to define, limit or describe the scope or intent of this Agreement, and will not affect the construction, meaning or interpretation of this Agreement.
15.8.    Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement will be deemed to have been listed in or incorporated by reference into any other Schedule to the extent that the applicability of the information disclosed to such other representation and warranty or Schedule is reasonably apparent on the face of the Schedule. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The inclusion of an item in the Schedules as an exception to a representation or warranty will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is excepted to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Legal Requirement or Contractual Obligation or other topic to which such disclosure is applicable.
15.9.    Counterparts. This Agreement and any claims related to the subject matter hereof may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.
15.10.    Governing Law. Subject to Section 3.7, this Agreement and its subject matter, and any action, proceeding or suit (at law or in equity, in contract, tort or otherwise) arising out of or in connection with this Agreement or the subject matter hereof will be governed by and construed and enforced in accordance with laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would result in the application of the laws of any other jurisdiction.
15.11.    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, in addition to any other remedy to which it may be entitled, at law or in equity, it being agreed that remedies hereunder are cumulative. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of injunctive relief or specific performance. Each party further agrees that, in the event of any action, proceeding or suit for injunctive relief or specific performance, it will not assert the defense that a remedy at law would be adequate, that the party seeking such relief would not be irreparably harmed absent such relief, or that specific performance or injunctive relief should not be available on the grounds that money damages are adequate or any other grounds.
15.12.    No Third-Party Beneficiaries; No Recourse Against Third Parties.
15.12.1.    This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing express or implied herein will give to or impose on, or be construed to give to or impose on, any Person, other than to such parties and to such successors and permitted assigns, any legal or equitable rights or remedies or any liabilities or obligations, other than (i) the Equityholders with respect to the provisions of Section 3, (ii) as set forth in Sections 9.6 and 9.8, and (iii) the Persons benefitted by Sections 15.12.2, 15.12.3 and 15.14, respectively. Each of the Persons described in clauses (i), (ii) and (iii) of the immediately preceding sentence is and shall be an intended third party beneficiary with respect to the applicable Section(s) specified in clauses (i), (ii) and (iii) of the immediately preceding sentence, and may enforce this Agreement with respect to such Section(s).
15.12.2.    Parent and Merger Sub will not, and will not cause or permit any controlled Affiliate thereof to, (i) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the Transactions, against any Person other than the Company and Sellers (and against the Company and Sellers (solely with respect to the Specified Equityholder Sections) only pursuant to the terms and conditions of this Agreement), including without limitation against any of the Company’s or any Seller’s respective past, present or future direct or indirect Equityholders and Blocker Seller, or any partners, members, stockholders, controlling persons, directors, officers, employees, incorporators, managers, agents, representatives, or Affiliates of the Company or any Seller (or any Affiliate of any of the foregoing), or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each a “Nonparty Seller Affiliate”) or (ii) without limiting the generality of clause (i), hold or attempt to hold any Nonparty Seller Affiliate liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Blocker, any Seller or any Nonparty Seller Affiliate, or their respective representatives or agents, concerning the Business, the Company, the Company Subsidiaries, Blocker, any Seller, this Agreement or the Transactions.
15.12.3.    Sellers will not, and will not cause or permit any controlled Affiliate thereof to, (i) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the Transactions, against any Person other than the Parent and Merger Sub (and against the Parent and Merger Sub only pursuant to the terms and conditions of this Agreement), including without limitation against any of the Parent’s or Merger Sub’s respective past, present or future direct or indirect equityholders, or any partners, members, stockholders, controlling persons, directors, officers, employees, incorporators, managers, agents, representatives, or Affiliates of the Parent or Merger Sub (or any Affiliate of any of the foregoing), or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each a “Nonparty Parent Affiliate” and collectively, with each Nonparty Seller Affiliate, the “Nonparty Affiliates”) or (ii) without limiting the generality of clause (i), hold or attempt to hold any Nonparty Parent Affiliate liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Parent, Merger Sub, or any Nonparty Parent Affiliate, or their respective representatives or agents, concerning the Parent, Merger Sub, this Agreement or the Transactions.
15.12.4.    It is expressly acknowledged, understood and agreed that nothing herein is intended to, does or will constitute an amendment to or establishment of any employee benefit or other plan.
15.13.    Negotiation of Agreement; Expenses. Each of the parties hereto acknowledges and agrees that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and none shall be construed more strictly against any party. Whether or not the Transactions are consummated, except as otherwise specifically provided for in this Agreement, each party will assume, bear, and pay all costs, expenses and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the Escrow Agreement and the consummation of the Transactions; provided that, if the Closing occurs, all such costs, expenses and fees of the Company (incurred through the Closing) and the Representative shall be considered Transaction Expenses.
15.14.    Acknowledgement. NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESS OR IMPLIED IN THIS AGREEMENT, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT: (i) IT HAS CONDUCTED, TO ITS

SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONDITION (FINANCIAL AND OTHERWISE), RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE BUSINESS, THE COMPANY AND THE COMPANY SUBSIDIARIES, BLOCKER AND BLOCKER SELLER AND, IN MAKING ITS DETERMINATION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, IT IS RELYING ONLY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4, SECTION 5, SECTION 6 AND SECTION 7 OF THIS AGREEMENT AND IN THE CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY AND SELLERS HEREUNDER IN CONNECTION WITH THE CLOSING AND THE COVENANTS OF THE COMPANY AND BLOCKER SELLER EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 9 OF THIS AGREEMENT, (ii) THAT (a) NONE OF THE COMPANY OR BLOCKER SELLER NOR ANY OF THE NONPARTY SELLER AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND PARENT AND MERGER SUB HAVE NOT RELIED ON AND ARE NOT RELYING ON, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE COMPANY, THE COMPANY SUBSIDIARIES, BLOCKER, SELLERS, THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR MATERIALS REGARDING THE BUSINESS, THE COMPANY, THE COMPANY SUBSIDIARIES, BLOCKER, SELLERS OR THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS, THAT HAVE BEEN FURNISHED OR MADE AVAILABLE TO PARENT OR MERGER SUB OR THEIR REPRESENTATIVES OR ANY OTHER PERSON, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS THAT ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4, SECTION 5, SECTION 6 AND SECTION 7 OF THIS AGREEMENT AND IN THE CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY AND SELLERS HEREUNDER IN CONNECTION WITH THE CLOSING AND THE COVENANTS OF THE COMPANY AND SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 9 OF THIS AGREEMENT AND (b) NONE OF THE COMPANY OR ANY SELLER NOR ANY OF THE NONPARTY SELLER AFFILIATES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM OR IN CONNECTION WITH THE DISSEMINATION TO PARENT OR MERGER SUB OR THEIR REPRESENTATIVES OR ANY OTHER PERSON OR THE USE BY PARENT OR MERGER SUB OR THEIR REPRESENTATIVES OR ANY OTHER PERSON OF ANY SUCH INFORMATION OR MATERIALS, INCLUDING ANY INFORMATION OR MATERIALS MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR REPRESENTATIVES IN ANY “DATA ROOM”, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN CONNECTION WITH OR EXPECTATION OF THE ENTRY INTO THIS AGREEMENT OR THE TRANSACTIONS AND (iii) EXCEPT FOR THOSE INCLUDED IN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS THAT ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4, SECTION 5, SECTION 6 AND SECTION 7 OF THIS AGREEMENT AND IN THE CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY AND SELLERS HEREUNDER IN CONNECTION WITH THE CLOSING, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR

NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL CONDITION (FINANCIAL OR OTHERWISE), RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS, THE COMPANY, THE COMPANY SUBSIDIARIES, BLOCKER OR SELLERS, OR THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLERS AND HAVE NOT BEEN AND ARE NOT BEING RELIED UPON BY PARENT OR MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES.
[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed, as of the date first above written by their respective officers thereunto duly authorized.

PARENT:	LKQ CORPORATION By:__________________________________ Name: Title:

MERGER SUB:	PIRATE MERGER SUB LLC By:__________________________________ Name: Title:

[Signature Page to the Agreement and Plan of Merger]

THE COMPANY:	KPGW HOLDING COMPANY, LLC By:_________________________________ Name: Title:

[Signature Page to the Agreement and Plan of Merger]

THE EQUITYHOLDER PARTIES: (solely for the purposes of the Specified Equityholder Sections of the Agreement)	PPG INDUSTRIES, INC. By:_________________________________ Name: Title:

[Signature Page to the Agreement and Plan of Merger]

THE EQUITYHOLDER PARTIES: (solely for the purposes of the Specified Equityholder Sections of the Agreement)	KOHLBERG INVESTORS VI, L.P. By: Kohlberg Management VI, L.L.C., its general partner By:_________________________________ Name: Title:

KOHLBERG PARTNERS VI, L.P. By: Kohlberg Management VI, L.L.C., its general partner By:_________________________________ Name: Title:

KOCO INVESTORS VI, L.P. By: Kohlberg Management VI, L.L.C., its general partner By:_________________________________ Name: Title:

BLOCKER SELLER: (solely for the purposes of the applicable Specified Equityholder Sections of the Agreement)	KOHLBERG TE INVESTORS VI, L.P. By: Kohlberg Management VI, L.L.C., its general partner By:_________________________________ Name: Title:

THE REPRESENTATIVE:	PROJECT PIRATE REPRESENTATIVE, LLC By: Kohlberg Management VI, L.L.C., its sole member By:_________________________________ Name: Title:

[Signature Page to the Agreement and Plan of Merger]

[Signature Page to the Agreement and Plan of Merger]

SCHEDULE I

PPG Industries, Inc.
Kohlberg Investors VI, L.P.
Kohlberg Partners VI, L.P.
KOCO Investors VI, L.P.

EXHIBIT A
WORKING CAPITAL CALCULATION
(see attached)

EXHIBIT B
ESCROW AGREEMENT
(see attached)

EXHIBIT C
LIMITED LIABILITY COMPANY AGREEMENT OF SURVIVING ENTITY
(see attached)